Exhibit 10.13

QUOTA PURCHASE AGREEMENT

By and between

PANORO ENERGY DO BRASIL LTDA.

as the Seller

and

GEOPARK BRASIL EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO E GÁS LTDA.
as the Buyer

and, as Guarantors

PANORO ENERGY ASA and GEOPARK HOLDINGS LTD.

Dated May 14, 2013

QUOTA PURCHASE AGREEMENT

This Quota Purchase Agreement (this “Agreement”) is dated May 14, 2013, by and between PANORO ENERGY DO BRASIL LTDA., a sociedade limitada incorporated in accordance with the laws of the Federative Republic of Brazil, registered under the CNPJ under No. 07.467.619/0001-50 (the “Seller”) and GEOPARK BRASIL EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO E GÁS LTDA., a sociedade limitada incorporated in accordance with the laws of the Federative Republic of Brazil registered under the CNPJ/MF under nr. 17.572.061/0001-26 (the “Buyer”), and, as guarantors (as per Section 13.16) PANORO ENERGY ASA, a company incorporated in accordance with the laws of the Kingdom of Norway, registered in Norway under registered organization number 994 051 067 (“PANORO ASA”) and GEOPARK HOLDINGS LTD., a company incorporated in accordance with the laws of the Bermuda (“GHL”) (“Guarantors”). Each of the Buyer and the Seller is sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Seller is currently the record and beneficial owner of all but one of the quotas (collectively, the “Quotas”) issued by RIO DAS CONTAS PRODUTORA DE PETRÓLEO LTDA., a sociedade limitada incorporated in accordance with the laws of the Federative Republic of Brazil, registered under the CNPJ under No. 07.316.968/0001-70 (the “Company”); and

WHEREAS, one nominal Quota is owned by PAN-PETROLEUM HOLDING B.V. and shall be transferred to the Seller prior to the Closing;

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Quotas.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual premises, representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article:

“Accounting Principles” means the International Financial Reporting Standards (IFRS) adopted by the International Accounting Standards Board (IASB) as in effect from time to time in Brazil and consistently applied.

“Acquisition Proposal” has the meaning set forth in Section 8.11 of this Agreement.

“Action” means any legal, administrative, arbitral, mediation or other alternative dispute resolution procedure or other action, proceeding, claim, inquiry or investigation before any court, arbitrator or other Governmental Entity.

“Affiliate” (and, with a correlative meaning “Affiliated”) means, with respect to any Person: (a) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified; (b) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (c) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, “Control” of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of its management, whether through the ownership of voting securities, by voting agreement or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Amendment to the Gas Supply Agreement” means the amendment to the Contrato de Compra e Venda de Gás Natural entered into on April 17, 2007, by and between Petróleo Brasileiro S.A. — Petrobras, Manati S.A. and the Company, substantially in the form of amendment duly initialed and provided to Buyer on the date hereof, and designated as such for the purposes of this Agreement, by the Buyer and the Seller, and subject to Petrobras’s Board of Directors’ approval.

“ANP” means Agência Nacional do Petróleo, Gás Natural e Biocombustíveis, a Brazilian agency linked to the Brazilian Ministry of Mines and Energy.

“ANP Approval” has the meaning set forth in Section 8.05 of this Agreement.

“Antitrust Approval” has the meaning set forth in Section 10.07 of this Agreement.

“Arbitration” has the meaning set forth in Section 13.03 of this Agreement.

“Assets” means all the assets and properties of the Company, tangible and intangible, real, personal and mixed, excluding such assets and properties to be agreed in good faith between Seller and Buyer prior to Closing and which are not material assets (such as stationery ones, furniture and computers not related to the Business) and will be disposed of in accordance with this Agreement until the Closing Date. Without limiting the generality of the foregoing, the Assets include, without limitation, the Working Interest.

“BCAM-40 Block” means the block which concession for hydrocarbon exploration, production development and development was awarded under Concession Agreement No. 48000.003518/97-82, dated August 6th, 1998, as amended from time to time.

“Bond Agreement” means that certain Bond Agreement between PANORO ASA (Issuer) and Norsk Tillitsmann ASA (Bond Trustee) entered into on 15 November 2010.

“Bond Lien” means any Lien created in favor of the Bond Trustee relating to the security interest according to the Bond Agreement.

“Bond Trustee” means Norsk Tillitsmann ASA or any of its successors in accordance with the Bond Agreements.

“Bonds” means the PANORO ASA Senior Secured Callable Bond Issue 2010/2018 issued by PANORO ASA in its capacity as the Issuer under and pursuant to the Bond Agreement.

“Books and Records” means the books of account and other financial and corporate records and files (including records and files stored on computer disks or tapes or any other storage medium) of the Company and related to the Business, including minute books, stock record books, books of account, corporate seals, written contracts and other documents, instruments and papers.

“Budget” means the work programs and operating and capital expenses budget with respect to the BCAM-40 Block duly approved from time to time by the parties to the Joint Operating Agreement dated January 20, 2000, as amended from time to time. Schedule I includes the latest Budget approved by those parties.

“Business” means the business and operations of the Company (including but not limited to the development, exploration, drilling, extraction, producing, sale or other monetization of hydrocarbons (and all ancillary services and operations provided in connection therewith) conducted by the Working Interest Operator, on behalf of itself and each other holder of a Working Interest under any Participation Agreement).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks located in Buenos Aires, Argentina; Rio de Janeiro, Brazil; Santiago, Chile; or Oslo, Norway are authorized or required to be closed.

“Buyer” has the meaning set forth in the Preamble hereto.

“CADE” has the meaning set forth in Section 10.07 of this Agreement.

“Claim” means a written notice, demand, or service of process, either judicially or extrajudicially.

“Closing” has the meaning set forth in Section 5.02 of this Agreement.

“Closing Date” means five (5) Business Days following the day on which the ANP Approval is granted, provided that all of the conditions set forth in Article IV shall have been satisfied or waived by the Party entitled to the benefit thereof, on or prior to such date.

“Closing Purchase Price” has the meaning set forth in Section 3.01(a) of this Agreement.

“Company” means the Company as defined in the preamble hereto.

“Confidentiality Agreement” means a certain Confidentiality and Non-Disclosure Agreement executed by and among GHL and PANORO ASA on July 23, 2012.

“Consents” means all consents, waivers, approvals, allowances, authorizations, declarations, filings, recordings, registrations, validations or exemptions and notifications.

“Damages” means all losses, damages (excluding loss of profits, punitive, moral and incidental and indirect damages), expenses (including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses), taxes, interest, awards, penalties, injuries, amounts paid in settlement, whether or not involving a Third Party Claim.

“Direct Claim” has the meaning set forth in Section 11.02(f) of this Agreement.

“Disclosure Schedule” means the Disclosure Schedule together with any documents annexed to it delivered, or to be delivered, by the Seller to the Buyer concurrently with the execution and delivery of this Agreement and on the Closing Date, as applicable.

“Dollars” or “$” means United States dollars.

“Dollar Equivalent” means, in respect of any amount denominated in Reais, the Dollar equivalent of such amount calculated using the Exchange Rate as of the applicable Exchange Rate Calculation Date.

“Earn Out Amount” means for each calendar year during the Earn Out Period, with respect to the BCAM-40 Block, an amount equal to forty five percent (45%) of the Net Cash Flow of such calendar year that is in excess of the Reais Equivalent to Twenty Five Million Dollars ($25,000,000). In the event that the calculated Earn-Out Amount for certain year exceeds in the aggregate the Maximum Earn-Out Sum, the applicable Earn-Out Amount for such corresponding year shall be equal to the difference between the Maximum Earn-Out Sum and the aggregate Earn-Out Amounts already paid up to such date.

“Earn Out Period” means the period comprising a five-year fiscal and calendar period, the first one starting on January 01, 2013 and the last one ending on December 31, 2017.

“Earn Out Payment” means the aggregate amount payable by the Buyer to the Seller pursuant to Section 3.02.

“Earn Out Schedule” has the meaning set forth in Section 3.02(c) of this Agreement.

“EBITDA” means earnings before interest, taxes, depreciation and amortization, as calculated in accordance with the Accounting Principles.

“Effective Time” means April 30, 2013.

“Effective Time Working Capital Statement” means the Working Capital statement as of the Effective Time to be prepared pursuant to the provisions of Section 3.03 and Schedule 3.03 hereto.

“Environmental Consents” means any material permit, license, authorization, approval or consent required under Environmental Laws for the operation of the Business.

“Environmental Laws” means any and all applicable Laws and Permits issued, promulgated or entered into by any Governmental Entity relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, the preservation or reclamation of natural resources, or the management, release or threatened release of Hazardous Materials.

“Exchange Rate” means the average of the official buy and sell rates for Dollars/Real (or Real/Dollars, as the case may be) published by the Central Bank of Brazil on the corresponding Exchange Rate Calculation Date and as of such date through the SISBACEN data system under rate PTAX 800, option 5 — Taxas.

“Exchange Rate Calculation Date” means the date that is one (1) Business Day prior to the date when the payment of the Dollar Equivalent/Reais Equivalent is due pursuant to the terms of this Agreement or otherwise.

“Facilities” means any buildings, plants or structures, owned, operated or leased by the Company or located on any Real Property.

“Financial Statements” has the meaning set forth in Section 6.06(a) of this Agreement.

“First Arbitrator” has the meaning set forth in Section 13.03(c)(i) of this Agreement.

“First Party” has the meaning set forth in Section 13.03(c)(i) of this Agreement.

“GHL” has the meaning set forth in the Preamble hereto.

“Governmental Entity” means any (i) federal, state, local, foreign or international government; (ii) court, arbitral or other tribunal or governmental or quasi-governmental authority of any nature (including any governmental agency, political subdivisions, instrumentalities, branch, department, official, or entity); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature pertaining to government.

“Guaranteed” has the meaning set forth in Section 13.16 of this Agreement.

“Guarantors” has the meaning set forth in the Preamble hereto.

“Hazardous Materials” means those materials, substances or wastes that are regulated by, or form the basis of liability under, any Environmental Law, pollutants, solid wastes, explosive or regulated radioactive materials or substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials.

“ICC” has the meaning set forth in Section 13.03(a) of this Agreement.

“IGPM” means the Índice Geral de Preços — Mercado, published by Fundação Getúlio Vargas, or if such index ceases to be calculated or divulged, the inflation index officially appointed to replace it.

“Insurance Policies” has the meaning set forth in Section 6.17(a) of this Agreement.

“Intellectual Property” means all (a) patents, patent applications, patent disclosures and inventions and discoveries which may be patentable and improvements thereto, (b) registered and unregistered trademarks, service marks, logos, trade names and corporate names and registrations and applications for registration thereof, including all marks registered in the relevant Governmental Entity, (c) copyrights in both published and unpublished works and registrations and applications for registration thereof, (d) computer software, data and documentation, (e) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”) and (f) copies and tangible embodiments thereof (in whatever form or medium) in which the Company has any rights.

“Knowledge” means, in relation to representations and warranties made according to the “knowledge” of a Person, it shall be considered (a) all facts that are known by any officer or director of the Company with respect to the matters at hand or (b) all facts that any of such Person should have known with respect to the matters at hand as result of the occupation of that management position.

“Laws” means all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, Orders and determinations of all Governmental Entities.

“Leased Property” has the meaning set forth in Section 6.15(a) of this Agreement.

“Leases” means all leases, subleases, right to occupy or use and other arrangements with respect to Real Property, including, in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.

“Letter of Intent” means that certain Letter of Intent executed by GHL, and PANORO ASA on March 26, 2013, as amended on May 2, 2013.

“Liability” means all debts, liabilities, obligations contracts and commitments, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, whenever or however arising (including, whether arising out of any contract or based on negligence, strict liability or otherwise) and whether or not the same would be required by the Accounting Principles to be reflected as a liability in financial statements or disclosed in the notes thereto, including but not limited to liabilities with respect to tax, labor, environmental, import/export, licenses or permits, product, contractual, corporate or civil matters.

“Lien” means any in rem charge, easement, encumbrance, option, lien, pledge, hypothecation, assignment, deposit arrangement, security interest (preference, priority or other security agreement or preferential arrangement of any kind), mortgage, deed of trust, retention of title agreement, right of first refusal, right of first offer, preemptive right, or other restriction or granting or any in rem rights of any kind (including any restriction on, or right granted with respect to, the use, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Manati Field” means the Manati natural gas field located inside the BCAM-40 Block, in the State of Bahia (Brazil).

“Material Adverse Effect” means (a) when used in connection with the Company, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, assets, financial condition, or results of operations of the Company taken as a whole other than changes or effects resulting from (i) the Ordinary Course of Business of the Company, (ii) seasonal changes or effects (including but not limited to, periods of the year when the demand for natural gas in Brazil is usually materially reduced) that temporarily affect the markets or industries in which the Company conducts its business (excluding legal and regulatory changes), provided that any such seasonal changes or effects do not disproportionately adversely affect the Company compared to other companies in the markets and industries in which the Company conducts its business, (iii) changes or effects that affect the general business, economic or political conditions, that do not disproportionately adversely affect the Company compared to other companies in the markets or industries in which the Company conducts its business, (iv) changes or effects that affect the financial, credit or securities markets in any country or region in the world, including changes in interest rates or foreign exchange rates, that do not disproportionately adversely affect the Company compared to other companies in the industries in which the Company conduct its business, (v) unless caused by or otherwise resulting from a Material Adverse Effect, the failure by the Company to meet any internal or industry estimates, expectations, forecasts, revenue or earnings projections for any period, and (vi) any change or effect that results from any actions practiced by the Seller, at Buyer’s request or with Buyer’s written consent, and (b) when used in connection with either the Buyer or the Seller, any change or effect (or any development that insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, will prevent either the Buyer or the Seller, as applicable, from materially performing its obligations under this Agreement or consummating the Transaction.

“Material Contract” has the meaning set forth in Section 6.16 of this Agreement.

“Maximum Earn-Out Sum” means the aggregate total amount of Reais Equivalent to twenty Million Dollars ($20,000,000).

“Net Cash Flow” means, solely in respect to the BCAM-40 Block, EBITDA minus capital expenditures minus corporate income taxes (including but not limited to social contribution taxes and special participation tax), as such items are shown (or calculated based upon) in the annual financial statements of the Company to the extent directly related to BCAM-40 Block (as if a pro-forma financial statements had been prepared in accordance with Accounting Principles in relation to the BCAM-40 Block) provided however that for purposes of this definition, when calculating EBITDA, general and administrative expenses will be fixed at an amount of Five Million Brazilian Reais (R$5,000,000), which amount shall be adjusted annually by the accumulated IGPM since January 1, 2013.

“Order” means any award, decision, stipulation, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made, or rendered by any competent Governmental Entity.

“Ordinary Course of Business” means any operation, transaction or activity which constitutes an usual and ordinary activity, conducted by the Company in a commercially reasonable and professional way, according to past practices, customs and procedures, pursuant to good oilfield practices for the relevant type and size of business, including any operation, transaction or activity conducted by the Company required by the provisions of the Participation Agreements.

“Organizational Documents” means, with respect to any Person (other than a natural person), the memorandum and articles of incorporation, charter, estatutos, limited liability company agreement, operating agreement, partnership agreement or other constitutive documents, however named, of such Person.

“Owned Property” has the meaning set forth in Section 6.15(a) of this Agreement.

“PAN-PETROLEUM” means PAN-PETROLEUM Holding B.V. a company organized under the Laws of The Netherlands, headquartered at Prinses Margrietplantsoen 76, 2595 BR, The Hague, The Netherlands, enrolled under CNPJ n. 12.835.996/0001-34.

“PANORO ASA” has the meaning set forth in the Preamble hereto.

“Participation Agreements” means each of the contracts listed on Schedule III hereto with respect to the Working Interest.

“Party” and “Parties” have the meaning set forth in the Preamble hereto.

“Payment Date” has the meaning set forth in Section 3.02(b) of this Agreement.

“Permit” means all licenses, permits, certificates, Consents, or other authorizations, issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Permitted Liens” means any of the following:

(i)                                     liens for taxes not yet delinquent or that are being contested in good faith;

(ii)                                  any materialman’s, warehouseman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts incidental to maintenance, development, production or operation of the Working Interest or for the purpose of developing, producing, processing or selling oil, gas or other hydrocarbons therefrom or therein, that are not delinquent and that will be paid in the Ordinary Course of Business or, if delinquent, that are being contested in good faith and for which appropriate reserves have been established;

(iii)                               all agreements and obligations relating to imbalances with respect to the production, transportation, processing or sale of oil, natural gas or other hydrocarbons;

(iv)                              preferential purchase rights and third party consents and transfer restrictions entered into in the Ordinary Course of Business which do not affect the transferability of interests in the oil and gas properties;

(v)                                 easements, rights-of-way, servitudes, exceptions, encroachments, reservations, restrictions, covenants, conditions or limitations which do not in the aggregate materially interfere with or impair the operation, value or use of the oil and gas properties affected thereby for the purposes for which they have been used by the Seller and the Company in the Ordinary Course of Business;

(vi)                              present or future zoning Laws and ordinances;

(vii)                           typical and customary agreements among or entered into by owners of oil and gas interests in the Ordinary Course of Business containing such terms and provisions as are typical and customary for the oil and gas industry covering oil, gas or associated liquid or gaseous hydrocarbons, reversionary interests, similar burdens and all contractually binding arrangements to which the oil and gas properties are subject which do not in the aggregate materially interfere or impair the operation, value or use of any of the oil and gas properties for the purposes for which they have been used by the Seller and the Company in the Ordinary Course of Business;

(viii)                        any rights and obligations set forth in the Participation Agreements; and

(ix)                              rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any Asset of the Company in any manner, and all applicable Laws, rules and orders of Governmental Entity, which do not in the aggregate materially interfere or impair the operation, value or use of any of the oil and gas properties for the purposes for which they have been used by the Company in the Ordinary Course of Business.

“Person” means any individual, sole proprietorship, firm, corporation (including any non-profit corporation and public benefit corporation), general or limited partnership, limited liability partnership, joint venture, limited liability company, estate, trust, association, organization, labor union, institution, entity or Governmental Entity, including any successor (by merger or otherwise) of such entity.

“Plans” has the meaning set forth in Section 6.13(b).

“Purchase Price” means the aggregate consideration to be paid by the Buyer to the Seller for the Quotas in accordance with Section 3.01.

“Quotas” has the meaning set forth in the Recitals.

“Real Equivalent” or “Reais Equivalent” means, in respect of any amount denominated in Dollar, the Real equivalent of such amount calculated using the Exchange Rate as of the applicable Exchange Rate Calculation Date.

“Real Property” has the meaning set forth in Section 6.15(a) of this Agreement.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Reserve Engineers” has the meaning set forth in Section 6.08(f) of this Agreement.

“Reserve Report” has the meaning set forth in Section 6.08(f) of this Agreement.

“Second Arbitrator” has the meaning set forth in Section 13.03(c)(ii) of this Agreement.

“Second Party” has the meaning set forth in Section 13.03(c)(i) of this Agreement.

“Seller” has the meaning set forth in the Preamble hereto.

“Taxes” means all taxes, charges, duties, fees, levies or other assessments, including, without limitation, income, excise, property, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Governmental Entity, and including any interest, penalties and additions attributable thereto.

“Third Arbitrator” has the meaning set forth in Section 13.03(c)(iii) of this Agreement.

“Third Party Claim” has the meaning set forth in Section 11.02(a) of this Agreement.

“Threshold” has the meaning set forth in Section 11.03(b) of this Agreement.

“Trade Secret” has the meaning set forth under the definition of Intellectual Property.

“Transaction” has the meaning set forth in Section 5.01 of this Agreement.

“Transaction Documents” means this Agreement and any certificate, schedule, agreement or other document required to be delivered pursuant to this Agreement.

“Working Capital” shall be calculated considering the items listed in Schedule IV of this Agreement.

“Working Interest” means the undivided working interest of 10% in the BCAM-40 Block, including, without limitation, all of the rights, title and interest in and to all technical, commercial, financial and other information associated with such working interest.

“Working Interest Operator” means the Person designated as the “operator” under the relevant Participation Agreement.

ARTICLE II

SALE AND PURCHASE

2.01                        Sale and Purchase of Quotas. On the basis of the representations and warranties and subject to the satisfaction or waiver of the conditions set forth in Article IV of this Agreement, at the Closing, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Sellers, the Quotas with full title guaranty, free and clear of any Liens. In connection with such sale and purchase, the Seller shall transfer any and all Quotas held by it to the Buyer, free and clear of any Liens, for no further consideration.

2.02                        Buyer Nominees. The Buyer may designate one or more nominees (which shall be an Affiliate of the Buyer) in writing to Seller for Seller’s acceptance five (5) Business Days prior to Closing for purposes of receiving the Quotas (such acceptance not to be unreasonably withheld). The transfer of any Quotas to a Buyer’s nominee shall not affect or limit, in any manner whatsoever, the Buyer’s rights and obligations provided hereunder, including but not limited to the indemnities provided under Article XI.

ARTICLE III

PURCHASE PRICE

3.01                        Purchase Price. The Purchase Price, in consideration for the Quotas, payable by the Buyer shall be determined pursuant to this Section (the “Purchase Price”), as follows:

(a)                                 The purchase price at Closing shall be the Reais Equivalent to One Hundred and Forty Million Dollars ($140,000,000), increased or decreased, as the case may be, by the net result of the Final Effective Working Capital Statement determined pursuant to Section 3.03 (the “Closing Purchase Price”), assuming as a base for comparison purposes a working capital (using the same criteria of Schedule II hereto) of zero as of the Effective Time; and

(b)                                 The Earn-Out Amount (if any) determined pursuant to Section 3.02 below.

3.02                        Earn-Out. (a) On each relevant Payment Date of each calendar year, the Buyer shall pay to Seller the Earn-Out Amount with respect to such calendar year during the Earn-Out Period, as follows:

(b)                                 Each Earn-Out Payment shall be made by wire transfer of immediately available funds to the Seller’s Account, within thirty (30) days (“Payment Date”) after release of the audited annual financial statements of GHL with respect to each fiscal year of the Earn-Out Period, such release of audited financial statements to occur no later than the 90 (ninetieth) calendar day of each fiscal year.

(c)                                  Within fifteen (15) days after release of the audited annual financial statements of GHL, Buyer shall prepare a draft schedule (the “Earn Out Schedule”) detailing the calculation (as per Schedule 3.02(c) hereto) of the Earn-Out Payment together with all supporting documents and information and deliver it to the Seller.

(d)                                 No later than fifteen (15) days following receipt by the Seller of the Earn Out Schedule together with all supporting documents and information related or relevant to such calculation, the Seller may deliver written notice to the Buyer of any reasonable objection the Seller may have with respect to the calculation of the Earn Out Payment presented by the Buyer; provided that, if a timely notice is not received by the Buyer as set forth herein, the Earn Out Payment calculation presented by the Buyer in accordance with Section 3.02(c) shall be considered conclusive and binding on the Parties.

(e)                                  In the event of a timely objection by the Seller, the Seller and the Buyer shall negotiate in good faith to resolve such disagreement within fifteen (15) days after the Buyer’s notice. If Buyer and Seller resolve such disagreement, then the Earn-Out shall be paid within five (5) days from the termination of such 15-day period. If the Seller and the Buyer, notwithstanding such good faith effort, fail to resolve such disagreement within five (5) days, then the Seller and the Buyer, shall jointly engage one of the “Big Four” auditing firms (except for the auditing firm then engaged by Buyer, Buyer’s Guarantor, Seller and Seller’s Guarantor to

audit their respective financial statements) to settle such disagreement and all the costs related to such engagement shall be split on a proportional basis (considering the deviation of each Party’s assessment against the auditing firm’s presented results) between the Seller and Buyer. For clarification purposes, the undisputed amount shall be duly paid pursuant to this section and only the disputed amount shall be subject to auditing.

(f)                                   The Seller shall instruct the audit firm that it: (i) shall review only the items under dispute; (ii) shall make its determination solely based upon the definition of Earn Out and the Earn Out Schedule set forth in this Agreement, (iii) shall use its best efforts to render its decision within thirty (30) days after the referral of the dispute to the firm; and (iv) shall not assign a value to any item that is higher than the highest value, or lower than the lowest value, claimed by either Party in respect of such item. The audit firm shall, based solely on the provisions of this Section, make a determination in respect of the items under dispute, and shall present its determination of the disputed items in a revised Earn Out Schedule which shall then constitute the final Earn Out Schedule and Earn Out Payment. The Earn-Out shall then be paid within 5 days from the final determination by the audit firm.

(g)                                  Under no circumstance will the cumulative sum of all earn-out payments exceed the Maximum Earn-Out Sum. After the earlier of the scheduled Payment Date related to the fiscal year ended on December 31, 2017 or the date by which the Maximum Earn Out Sum is reached, no further Earn-Out Amounts shall be owed or become due and payable.

3.03                        Working Capital. (a) As soon as practicable but no later than one hundred and fifty (150) days from the date hereof, the Buyer shall prepare and deliver to the Seller a statement of the Effective Time Working Capital Statement duly audited by PriceWaterhouseCoopers engaged by the Buyer, at Buyer’s cost, together with any supporting documents and information.

(b)                                 No later than fifteen (15) days following receipt by the Seller of the Buyer’s Effective Time Working Capital Statement, the Seller may deliver written notice to the Buyer of a reasonable objection the Seller may have with respect to the results presented by the Buyer; provided that, if a timely notice is not received by the Buyer as set forth herein, the Effective Time Working Capital Statement presented by the Buyer in accordance with Section 3.03(a) shall be considered as the Final Working Capital Statement, which shall be conclusive and binding on the Parties.

(c)                                  In the event of a timely objection by the Seller, the Seller and the Buyer shall negotiate in good faith to resolve such disagreement within fifteen (15) days after the Buyer’s notice.

(d)                                 If the Seller and the Buyer, notwithstanding such good faith effort, fail to resolve such disagreement within fifteen (15) days, then the Seller and the Buyer, shall jointly engage one of the “Big Four” auditing firms (except for PriceWaterhouseCoopers and Ernst & Young) to settle such disagreement and all the costs related to such engagement shall be split on a proportional basis (considering the deviation of each Party’s assessment against the auditing firm’s presented results).

(e)                                  The Seller shall instruct the audit firm that it: (i) shall review only the items under dispute; (ii) shall make its determination solely based upon the definition of Working Capital set forth in this Agreement (and, for avoidance of doubt, not using such accounting methods and standards that would apply if financial statements were being prepared), (iii) shall use its best efforts to render its decision within thirty (30) days after the referral of the dispute to the firm; and (iv) shall not assign a value to any item that is higher than the highest value, or lower than the lowest value, claimed by either Party in respect of such item.

(f)                                   The audit firm shall, based solely on the provisions of this Section, the definition of Working Capital and the instructions issued by the Seller pursuant to this Section, make a determination in respect of the items under dispute (which may comprise the inclusion, exclusion or modification of items), and shall present its determination of the disputed items in a revised Effective Time Working Capital Statement which shall then constitute the Final Working Capital Statement.

(g)                                  The Purchase Price shall take into consideration the Final Working Capital Statement as determined pursuant to this Section. In the event the Final Working Capital Statement may not be finally determined until the Closing Date, then the consideration paid at Closing shall be reduced by the amounts under dispute. As a result of the foregoing, within five (5) days after the date in which the Final Working Capital Statement is finally determined, the Buyer shall settle any difference between the Final Working Capital Statement and the amount paid on the Closing Date.

3.04                        Payments. Any payments by the Buyer hereunder shall be made to the Seller in immediately available funds by wire transfer to such bank and account of a bank located in Brazil, specified by the Seller at least two (2) Business Days prior to the date on which the relevant payment is due. Failure by the Buyer to make any payment hereunder shall be result in the imposition of the penalties set forth in Section 13.14 below.

ARTICLE IV
SUSPENSIVE CONDITIONS TO CLOSING

4.01                        Seller’s Conditions. The Seller’s obligations to consummate the Transaction are subject to the satisfaction, at the Closing, of each of the following conditions (any of which may be waived by the Seller in its sole discretion, in writing, in whole or in part):

(a)                                 Covenants.

The Buyer has in all material respects performed each of its covenants and agreements required to be performed by it pursuant to this Agreement and the other Transaction Documents on or prior to the Closing.

(b)                                 Governmental Consents.

(i)                                     All the Consents and Permits listed in Part 6.16 and Part 4.01 of the Disclosure Schedule shall have been obtained, and such Consents are in full force and effect; provided, however, that in case a Permit requires the restructuring of the Transaction or a divestment of any of the assets of the Company as a condition to approval of the Transaction, the Seller shall not be obligated to consummate the Transaction, except in its sole discretion and subject to an adjustment of the Purchase Price.

(ii)                                  No Consent from any Governmental Entity challenges or seeks to: prohibit or limit the ownership or operation of all or any portion of the Business or Assets of the Buyer, compel the Buyer to dispose or hold separate all or any portion of its Business or Assets or impose any material limitation on the ability of the Buyer to conduct its Business, in each case, following the Closing.

(c)                                  No Litigation. No Action has been threatened, instituted or is pending which (i) challenges or seeks to restrain or prohibit, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the consummation of the Transaction or the performance of this Agreement or the Transaction Documents or seeks Damages in connection therewith, (ii) challenges or seeks to prohibit or limit the ownership or operation of all or any portion of the Business or Assets of the Company or the Quotas or seeks to impose any material limitation on the ability of the Buyer to conduct the Business or own such Assets.

(d)                                 Legal Opinion. The Seller will have received the opinion of Machado, Meyer, Sendacz e Opice — Advogados, special Brazilian counsel to the Buyer and Cox, Hallett and Wilkinson, special Bermuda counsel to the Buyer’s Guarantor, which shall be substantially in the form attached in Schedule 4.01(d).

(e)                                  Replacement of ANP Guarantees. All guarantees provided by Seller or any of its Affiliates to ANP, in connection with the Company or the Business, shall have been duly replaced by the Buyer or any of its Affiliates and such replacement guarantees shall have been duly accepted by ANP.

4.02                        Buyer’s Conditions. The Buyer’s obligations to consummate the Transaction are subject to the satisfaction, at the Closing, of each of the following conditions (any of which may be waived by the Buyer in its sole discretion, in writing, in whole or in part):

(a)                                 Covenants.

The Seller has in all material respects performed each of its covenants and agreements required to be performed by it pursuant to this Agreement and the other Transaction Documents on or prior to the Closing.

(b)                                 Consents.

(i)                                     All Consents, Permits and Orders of all Persons required to be obtained prior to the Closing in connection with the execution, delivery and performance of this Agreement by the Seller and the Company have been obtained in form and substance reasonably satisfactory to the Buyer and its counsel and are in full force and effect, including all Consents set forth on Part 6.16 of the Disclosure Schedule; provided, however, that in case a Permit requires the restructuring of the Transaction or a divestment of any of the assets of the Company as a condition to approval of the Transaction, the Buyer shall not be obligated to consummate the Transaction, except in its sole discretion and subject to an adjustment of the Purchase Price and provided further that the release of the Bond Liens shall occur in accordance with Section 10.08 of this Agreement.

(ii)                                  No Consent from any Governmental Entity challenges or seeks to: prohibit or limit the ownership or operation of all or any portion of the Business or assets of any of the Company or the Quotas, compel the Buyer or its Affiliates to dispose of or hold separate all or any portion of the Business or Assets of the Company or any of the assets of the Buyer or any of its Affiliates, or impose any material limitation on the ability of the Buyer to conduct the Business or own such Assets, in each case, as a condition to, or following the Closing.

(c)                                  No Litigation. No Action has been threatened, instituted or is pending which (i) challenges or seeks to restrain or prohibit, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the consummation of the Transaction or the performance of this Agreement or the Transaction Documents or seeks Damages in connection therewith, (ii) challenges or seeks to prohibit or limit the ownership or operation of all or any portion of the Business or assets of any of the Company or the Quotas or compels or seeks to compel the Buyer or its Affiliates to dispose of or hold separate all or any portion of the Business or assets of any of the Company or any other assets if the Buyer of its Affiliates or seeks to impose any material limitation on the ability of the Buyer to conduct the Business or own such assets or (iii) could reasonably be expected to result in any material diminution in the benefits expected to be derived by the Buyer as a result of the Transaction.

(d)                                 No Material Adverse Effect. There will not have occurred any Material Adverse Effect.

(e)                                  Legal Opinion. The Buyer will have received the opinion of Souza, Cescon, Barrieu & Flesch - Advogados, special Brazilian counsel to the Seller and Wikborg, Rein & Co. DA Advokatfirma, special Norwegian counsel to the Seller’s Guarantor, which shall be substantially in the form attached in Schedule 4.02(e).

(f)                                   Books and Records. The Seller will have delivered and made available to the Buyer the Books and Records of the Company in accordance with Section 8.01 of this Agreement.

(g)                                  Amendment. The Seller will have provided the Buyer with (i) the fully executed copy, if available, or (ii) the most recent draft of the Amendment to the Gas Supply Agreement, if such Amendment to the Gas Supply Agreement has not been executed by the Closing Date, on terms substantially consistent with the draft disclosed by Seller to Buyer on the date hereof.

4.03                        Anti-Trust. To the extent that the Transaction is subject to mandatory pre-merger notification under the Law No. 12,529/2011, the required notification having been made to the Brazilian antitrust authorities and a favorable decision by the latter authorities having been received approving the Transaction, which condition will be deemed satisfied either by the unappealable approval of the Transaction by the General Superintendence

(Superintendência Geral) or by the Tribunal (Tribunal Administrativo de Defensa Econômica), or the waiting period of Article 88 of the Brazilian merger control law having expired with no final decision being issued.

4.04                        ANP. Granting of the ANP approval, as set forth in Section 8.05.

ARTICLE V

CLOSING

5.01                        Closing. The closing of the sale and purchase of the Quotas contemplated by this Agreement (the “Transaction”) will take place at the offices of Machado, Sendacz and Opice Advogados located at Rua Lauro Muller nr. 116, 17th floor, Rio de Janeiro, Brazil, at 9 a.m. on the Closing Date.

5.02                        Closing Operations. On the Closing Date, the Parties shall take or cause to be taken the following acts and operations (the “Closing”):

(i)                                     The Seller shall execute and deliver to the Buyer a certificate, dated as of the Closing Date, attesting that the representations and warranties provided by the Seller in Article VI and by PANORO ASA in Section 13.16 remain valid and true on the Closing Date as of the date they have been made, updating any and all such representations and warranties (and consequently, the Disclosure Schedule) if applicable, as of the Closing Date;

(ii)                                  The Buyer shall execute and deliver to the Seller a certificate, dated as of the Closing Date, attesting that the representations and warranties provided by the Buyer in Article VII and by GHL in Section 13.16 remain valid and true on and as of the Closing Date updating any and all representations and warranties if applicable as of the Closing Date;

(iii)                               The Seller shall execute and deliver to the Buyer the Amendment to the Articles of Association (Alteração do Contrato Social) of the Company substantially in the form of Schedule 5.02(iii) hereto, reflecting the transfer of the Quotas to the Buyer free and clear of any Lien (provided that the release of the Bond Liens shall observe Section 10.08 of this Agreement), and the replacement of the members of the management of the Company nominated by the Seller by the members appointed by the Buyer, with a discharge of all past and present managers of the Company from any and all Liability arising out of any and all actions taken by such managers in such managers’ capacity as such until the Closing Date;

(iv)                              The Buyer shall pay the Closing Purchase Price to the Seller;

(v)                                 PANORO ASA, the Seller, the Company, the Buyer and the Bond Trustee shall perform all acts, execute, and deliver all documents that are required to be performed, executed and delivered pursuant to Section 10.08; and

(vi)                              The Seller shall present to the Buyer evidence of full release of all and any Liens over the Assets, Business or operations of the Company and over its Quotas upon satisfaction of the provisions of item (v) above;

(vii)                           The Parties shall execute all and any other documents and instruments required for the implementation of the Transaction contemplated herein.

(b)                       All Closing procedures, as well as all documents signed at the Closing, shall be deemed performed and executed simultaneously, for all purposes. The actions listed in Section 5.02 above are all connected and, in case one of them does not occur, all other acts are not valid and shall not produce any effects for the purposes of the Closing, unless otherwise agreed by the Parties.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

The Seller makes the representations and warranties set out in this Article to the Buyer on the date of this Agreement.

6.01                        Organization. (a) Each of the Seller and the Company is a limited liability company, duly incorporated and validly existing under the Laws of each of their respective jurisdictions of incorporation, and each has full power and authority to conduct its business in the manner in which it is presently being conducted, except, with respect to Seller, where the failure to be so organized, existing, or to have such power or authority would not jeopardize the consummation of the Transaction and obligations thereof, by the Seller. The Seller and the Company are duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Part 6.01 of the Disclosure Schedule lists each jurisdiction in which the Company is qualified to do business. True and complete copies of the Organizational Documents, as amended to date, the Company have previously been delivered or made available to the Buyer.

6.02                        Capitalization; Title to Quotas and Structure. (a) The authorized quotas of the Company consist of Twelve Billion, Six Hundred and Seventy Four Million, Twenty Five Thousand and Seven Hundred and Ninety Eight (12,674,025,798) quotas. Except as set forth in the immediately preceding sentence, no quotas or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as disclosed in Part 6.02 of the Disclosure Schedule, all of the Quotas are owned of record and beneficially by the Seller free and clear of all Liens other than the Bond Lien (which shall be discharged and released in connection with Closing). All of the Quotas are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. Other than as set forth on Part 6.02 of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any quotaholder or shareholder of the Company may vote. There are no securities, options, warrants, calls, rights or other contracts, including, without limitation, appreciation rights, “phantom” stock or similar plans or rights, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Quotas or other securities or assets of the Company or any shares of capital stock or other securities of any other Company or obligating the Company or any other Company to issue, grant, extend or enter into any such security, option, warrant, call, right or contract, including any securities pursuant to which rights to acquire capital stock become exercisable only after a change of control of the Company or upon the acquisition of a specified amount of the Quotas or voting power of the Company or any shares of capital stock or voting power of any other Company. Except as disclosed in Part 6.02 of the Disclosure Schedule, there are no contracts (i) of the Company to repurchase, redeem or otherwise acquire any quotas or shares of capital stock of the Company or (ii) requiring the Company to vote or to dispose of any quotas or shares of capital stock of the Company.

(b)                                 The sale and delivery of the Quotas to the Buyer pursuant to this Agreement, vest in the Buyer all right, title and interest in and to the Quotas, free and clear of all Liens, subject to Section 10.08 of this Agreement.

6.03                        Subsidiaries; Branches. The Company has no subsidiaries. The Company has only one branch located in the State of Bahia, Brazil, which enrollment number before the CNPJ is disclosed on Part 6.01 of the Disclosure Schedule.

6.04                        Due Authorization; Enforceability. Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents and to consummate the Transaction. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transaction by the Seller have been duly authorized by all necessary or appropriate corporate action and no other corporate proceedings are necessary to authorize this Agreement or the other executed Transaction Documents or to consummate the Transaction. This Agreement and those other Transaction Documents executed or delivered on or prior to the date of this Agreement constitute, and prior to the Closing the remaining Transaction Documents required to be executed after the date of this Agreement will constitute, when executed, a valid and legally binding obligations of the Seller enforceable against the Seller in accordance with its terms except as enforceability may be limited by applicable (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and (ii) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.05                        No Violation. Neither the execution, delivery or performance of this Agreement and the other Transaction Documents by the Seller nor the consummation by the Seller of the Transaction, will, with or without the giving of notice or lapse of time or both: (i) violate, conflict with or result in any breach of any provision of the Organizational Documents of the Seller or of the Company; (ii) require any Permit of any Governmental Entity applicable to the Company or the Seller or violate, conflict with or constitute a default under any of the terms or requirements of any Permit that is held by the Company, except for the ANP and CADE approval; or (iii) result in a violation or breach of, or constitute a default (or give rise to any rights of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract, except as disclosed in Part 6.05 of the Disclosure Schedule; or (iv) violate, conflict with or result in any material breach of any Law applicable to the Seller or the Company.

6.06                        Financial Statements. (a) The Seller has delivered to the Buyer: true and correct copies of the balance sheet of the Company as of December 31 in each of the years 2010 through 2012 together with statements of income, changes in shareholders’ equity and changes in financial position, including, in each case, the notes thereto and the reports of Ernst & Young (the “Financial Statements”).

(b)                                 The Financial Statements were prepared from and in accordance with the Books and Records of the Company in accordance with the Accounting Principles consistently applied (except as indicated in the notes thereto), are true and correct and fairly present in accordance with the Accounting Principles the financial condition, results of operations, changes in shareholder’s equity and cash flow of the Company in all material respects as of and for the periods indicated or as of the respective dates set forth therein, subject, in the case of interim financial statements, to the absence of footnotes and normal and recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse.

(c)                                  As of the Effective Time, the Company did not have any Liabilities that were not adequately reflected or reserved for in the Financial Statements in accordance with the Accounting Principles except for liabilities incurred in the Ordinary Course of Business consistent with past practice since the date of the Financial Statements. Except as set forth in the Financial Statements, the Company does not have any Liability unrelated to the Business as currently conducted.

(d)                                 The accounts receivable set forth in the Financial Statements arose from bona fide and deliveries of goods or performance of services in the Ordinary Course of Business, have been adequately reserved in the Financial Statements in accordance with the Accounting Principles and are collectible in full at the recorded amounts thereof, within ninety (90) days after the day on which it first becomes due and payable, free of any defenses, setoffs or counterclaims (and without resort to commencement of any Action or assignment to a collection agency), in the Ordinary Course of Business, net of such reserves. Part 6.06(d) of the Disclosure Schedule contains a complete and accurate list of all such accounts receivable generated after December 31, 2012, which list set forth the aging of such accounts receivable.

6.07                        Absence of Certain Changes. (a) Except as set forth in Part 6.07 of the Disclosure Schedule or as expressly permitted by this Agreement or the Transaction Documents, since the Effective Time to the date of this Agreement, the Company has been operated only in the Ordinary Course of Business and neither the Seller nor the Company has suffered any Material Adverse Effect, and no condition or event, change or development has occurred which, individually or in the aggregate, may result in such a Material Adverse Effect and the Seller has not, in respect of the Company, and the Company, has not, except as set forth in Part 6.07 of the Disclosure Schedule:

(i) (x) declared, set aside or paid any dividend or made any other actual, constructive or deemed distribution with respect to any of its shares of capital stock or quotas, or otherwise made any payments to its stockholders in their capacity as such, except for payments of dividends and interest on equity related to the period prior to the Effective Date or out of accumulated profits existing prior to the Effective Date, payable within ninety (90) days as from the date hereof, which payment shall be adjusted accordingly in the Final Effective Working Capital Statement, together with any taxes or expenses generated thereof; (y) redeemed, purchased or otherwise acquired any of its shares of capital stock, quotas or any other securities or any rights, warrants or option to acquire any such shares, quotas or other securities; (z) split, combined or reclassified any of its shares of capital stock or quotas, or issued or authorized the issuance of, or granted any registration rights with respect to, any shares of its capital stock, quotas or any other securities in respect of, in lieu of or in substitution for any of its shares of capital stock or quotas;

(ii) amended its Organizational Documents (except for the transfer of one (1) Quota from Pan Petroleum Holding BV to the Seller;

(iii) (w) granted to any officer or director any increase in compensation, severance or termination pay, (x) entered into any employment, severance or termination agreement with any such employee or executive officer or director,

(y) increased or established any bonus, insurance, deferred compensation, pension, retirement, profit-sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, (z) suffered or received threats of any labor strike, dispute, slowdown or work stoppage; (iv) suffered any damage, destruction or other loss, whether or not covered by insurance in excess of the Reais Equivalent to Two Hundred Thousand Dollars ($200,000); (v) made any payment to an Affiliate of the Seller or the Company; (vi) revalued any of its material assets; (vii) licensed, sold, transferred, pledged, modified, disclosed, disposed of or permitted to lapse any Intellectual Property rights; (viii) created or granted any Lien over any of its properties or assets to be subjected to any Liens other than Permitted Liens; (ix) discharged or satisfied any Lien on any of its Assets or paid any other Liability, except for liabilities in the Ordinary Course of Business consistent with past practice; (x) incurred, assumed, created or guaranteed, directly or indirectly, any Liability; (xi) sold, transferred or leased any material Assets, except for sales in the Ordinary Course of Business consistent with past practice; (xii) made any change in accounting methods, policies, practices or principles unless required by Law or applicable Accounting Principles;

(iv) except as required by any Participation Agreement or pursuant to the Budget, made any capital expenditure or series of capital expenditures; (xvi) entered into any (A) purchase contracts in excess of its normal operating inventories or at prices above customary prices or (B) sales contracts at prices below customary prices; (xvii) agreed, whether in writing or otherwise, to take any action of a type described in this Section.

6.08                        Oil and Gas Properties. (a) Each Participation Agreement governing the Working Interest and the Working Interest thereunder are valid and enforceable.

(b)                                 No other party to any Participation Agreement is entitled to any adjustments of past accounts at the expense of the Company.

(c)                                  From the Effective Time to the date of this Agreement, the Company has not proposed nor conducted for its own account any operation the reasonably projected cost of which as of the date of this Agreement (net to the Company’s Working Interest and without consideration of any cost overruns after the date of this Agreement) with respect to such operation. For purposes of this Section, the term “operation” shall mean all work which in the oil and gas industry would customarily be included in a single authority for expenditure (e.g., the drillsite preparation for a well and the drilling, completing and equipping of such well for production (and plugging and abandonment thereof if a dry hole) shall be considered a single operation, but any deepening, recompletion or reworking of such well (or subsequent plugging and abandonment thereof if not a dry hole) shall each be a separate operation and the construction of any gathering, transportation or processing facilities shall each be a separate operation).

(d)                                 From the Effective Time to the date of this Agreement, the Company has not agreed to participate in any reworking, deepening, drilling, completion, recompletion, equipping or other operation that has been proposed by the Working Interest Operator or by any other party to the relevant Participation Agreement, to the extent that the reasonably projected cost of such operation as of the date of this Agreement (net to the Company’s Working Interest and without consideration of any cost overruns after the date of this Agreement) with respect to such operation, except as provided in the Budget or as required by the Participation Agreements.

(e)                                  The Company has good and marketable title to and is possessed of its Working Interest and all other oil and gas properties and has good and marketable title to all of its personal property including all Participation Agreements, free of any Liens except Permitted Liens and for the Liens created by the Bond Agreements that do not, in the aggregate, have a Material Adverse Effect. All proceeds from the sale of the Company’ share of the hydrocarbons being produced from its oil and gas properties are currently being paid in full to the Company by the purchasers thereof and none of such proceeds are currently being held in suspense by such purchaser or any other party.

(f)                                   The Seller has delivered to the Buyer a copy of the reserve report (“Reserve Report”) dated as of April 15, 2013, prepared by Gaffney, Cline & Associates (“Reserve Engineers”) relating to the oil and gas reserves of the Company. The factual information underlying the estimates of the reserves of the Company, to the extent supplied by the Seller to the Reserve Engineers for the purpose of preparing the Reserve Report, was true and correct in all material respects on the date of such Reserve Report; the estimates of future capital expenditures and other future exploration and development costs supplied by the Seller to the Reserve Engineers were prepared in good faith and with a reasonable basis; to Seller’s Knowledge each of the Reserve Engineers were, as of the date of any Reserve Report prepared by it, and are, as of the date hereof, independent petroleum engineers with respect to the Company; other than normal production of the reserves and intervening oil and gas price fluctuations, the Seller is not on the date hereof and on the date of

Closing will not be, aware of any facts or circumstances that would result in a materially adverse change in the reserves in the aggregate, or the aggregate present value of future net cash flows therefrom, as described in the Reserve Reports.

6.09                        Litigation. Except as set forth in Part 6.09 of the Disclosure Schedule, (i) there is no Order in effect to which the Seller, the Company or any Affiliate or Representative thereof is a party and which relates to or affects the Company, the Business, the Quotas, the Working Interest or the Transaction and (ii) neither the Company nor any Affiliate or Representative thereof is a party to, or engaged in, or, to Seller’s Knowledge, threatened with any Action which relates to or affects the Company, the Business, the Quotas, the Working Interest or the Transaction, and no event has occurred or condition exists which would form the basis of an Action described in this Section. None of the Actions disclosed or required to be disclosed in Part 6.09 of the Disclosure Schedule, if adversely determined will have a Material Adverse Effect on the Company.

6.10                        Compliance with Laws. (a) Part 6.10 of the Disclosure Schedule contains a complete and accurate list for the Company of all material Permits that are held by the Company or that otherwise relate to the Business or to any of the assets owned or used by the Company. The Permits listed in Part 6.10 of the Disclosure Schedule constitute all of the material Permits necessary to permit the Company lawfully to conduct and operate the Business in the manner in which it currently conducts and operates the Business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets. The Company is in material compliance with all of the terms and requirements of each Permit identified or required to be identified in Part 6.10 of the Disclosure Schedule. Except as set forth in Part 6.10 of the Disclosure Schedule the Company is, and has been, in material compliance with all Laws and Orders applicable to it or to the conduct or operation of the Business or the ownership or use of any of its Assets. No investigation or review by any Governmental Entity with respect to the Company is pending or, to Seller’s Knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review.

6.11                        Environmental Matters. (a) The conduct of the Business is, and at all times has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law, including in connection with the acquisition, storage, handling, transportation, processing, use, disposal or recycling of any goods or materials, whether as raw materials, work-in-process, finished goods or otherwise; (b) all Environmental Consents required for the operation of the Business have been obtained and are being complied with in all material respects and are in full force and effect; (c) there are no material Claims or proceedings pending affecting the Company, and/or the Business with respect to any breach of Environmental Laws; and (d) there have been no written statutory complaints or statutory notices as regards to the Company and/or to the Working Interest Operator, the Business alleging or specifying any material breach of or material liability under any Environmental Laws.

6.12                        Taxes. (a) All federal, state, local and foreign tax returns required to be filed by or on behalf of the Company or any consolidated, combined, affiliated or unitary group of which the Company is or has ever been a member have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired. Each such tax return was true, complete and correct. All Taxes with respect to taxable periods covered by such tax returns and all other material Taxes for which the Company is otherwise liable that are due have been paid in full (except for Taxes that are being contested in good faith) and to the extent the Liabilities for such Taxes are not due, adequate reserves have been established, to the extent required by the Accounting Principles.

(b)                                 All Taxes due with respect to any completed and settled audit, examination or deficiency litigation with any taxing authority for which the Company is or might otherwise be liable have been paid in full (except for Taxes that are being contested in good faith). There is no audit, examination, deficiency or refund Action pending with respect to any Taxes and no taxing authority has given written notice of the commencement of any audit, examination or deficiency litigation with respect to any Taxes.

(c)                                  No Liens for Taxes exist with respect to any of the Assets of the Company except for Permitted Liens.

(d)                                 There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

6.13                        Employee Benefit and Labor Matters.

(a)                                 Neither the Seller in respect of the Company nor the Company is a party to any contract regarding collective bargaining or other contract with any labor union or association representing any employee employed by the Company or otherwise engaged in the Business, nor does any labor union or collective bargaining agent represent any employee employed by the Company or otherwise engaged in the Business. No contract regarding collective bargaining has been requested by, or is under discussion between management of the Company (or any management group or association of which the Seller or the Company is a member or otherwise a participant) and, any group of employees employed by the Company or otherwise engaged in the Business, nor are there, to Seller’s Knowledge, any representation proceedings or petitions seeking a representation proceeding presently pending against the Seller in respect of the Company nor the Company with the relevant Governmental Entity or any other labor relations tribunal, nor are there, to Seller’s Knowledge, any other current activities to organize any employees of the Company into a collective bargaining unit. There is no unfair labor practice charge or complaint pending or threatened. During the past three (3) years, there has been no labor strike, slow-down, work stoppage, arbitration, grievances or other work-related dispute involving the Company or otherwise related to the Business, and no such dispute is now pending or, to Seller’s Knowledge, threatened against the Company. Except as set forth on Part 6.13(a) of the Disclosure Schedule, within the three (3)-year period preceding the Closing Date, there has not been any termination of employment of any officer or of any other employee of the Company receiving a salary in excess of the Reais Equivalent to Two Hundred Thousand Dollars ($200,000) per annum.

(b)                                 Part 6.13(b) of the Disclosure Schedule sets forth a true, accurate and complete list of each pension, retirement, savings, profit sharing, deferred compensation, medical, vision, dental and other health plan, disability, accident and life insurance plan, bonus, stock option, stock purchase, incentive and special compensation and other plan and each other employee benefit plan, program, and contract (whether written or oral) which is related to the Business and to which the Seller, the Company or any of their respective Affiliates contributes or is required to contribute, or which the Seller, the Company or any of their respective Affiliates, sponsors, maintains or administers or which is otherwise applicable to employees or categories of employees of the Company (hereinafter referred to collectively as the “Plans”). True and complete copies of the following documents relating to such Plans have previously been delivered or made available to the Buyer: (A) all Plans and related trust documents, and amendments thereto; and (B) written descriptions of all material non-written agreements relating to Plans.

(c)                                  Neither the Seller (with respect to the Company), the Company or any of their respective Affiliates has withdrawn in a complete or partial withdrawal from any multiemployer plan prior to the Closing Date, nor has any of them incurred any Liability due to the termination or reorganization of a “multiemployer plan”.

(d)                                 Each Plan that is an employee welfare benefit plan may be amended or terminated at any time without Liability to the Seller, the Company nor any of their respective Affiliates.

(e)                                  Except as set forth on Part 6.13(e) of the Disclosure Schedule, none of the Seller, neither the Company nor any of their respective Affiliates has any obligation to provide post-retirement health benefits to employees of the Company.

(f)                                   Part 6.13(f) of the Disclosure Schedule sets forth a true, accurate and complete list of each employment, consulting, termination, retention and severance contract. All such contracts are valid and enforceable, and neither the Company nor any employee is in default in any material respect under any thereof. Except as set forth on Part 6.13(f) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or the Transaction Documents nor the consummation of the Transaction will result in any obligation of the Company to pay any employees of the Company severance pay, or termination, retention or other benefits.

6.14                        Other Compensation Arrangements. Except as set forth on Part 6.14 of the Disclosure Schedule, the Company is not a party to any (i) consulting contract not terminable on not more than 90 Business Days’ notice or involving the payment of more than the Reais Equivalent to Two Hundred Thousand Dollars ($200,000) per annum, (ii) contract with any executive officer or other key employee of the Company (x) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement and the other Transaction Documents or (y) providing any term of employment or compensation guarantee extending for a period longer than two (2) years or the payment of more than the Reais Equivalent to Two Hundred Thousand Dollars ($200,000)per annum or (iii) contract or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Transaction or the value of any of the benefits of which will be calculated on the basis of the Transaction.

6.15                        Real Property Owned or Leased; Title to Assets. (a) Part 6.15(a) of the Disclosure Schedule contains in all material respects a complete and accurate list of all real property owned by the Company (the “Owned Property”) and all real property leased, subleased, occupied or used by any of the Company (the “Leased Property”) in each case other than any real property owned, leased, subleased or otherwise occupied pursuant to any Participation Agreement (such Owned Property and Leased Property, collectively, the “Real Property”), indicating in each case, the ownership, street address and use of each such property (and the prior uses to the extent known to the Seller and the Company).

(b)                                 Except as set forth in Part 6.15(b) of the Disclosure Schedule, the Company has good and marketable title to all of the Real Property, free and clear of all Liens other than Permitted Liens.

(c)                                  All Facilities are wholly within the boundaries of the Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person, except as provided in the Participation Agreements with respect to the rights of the other Party thereto.

(d)                                 To the Seller’s Knowledge, all improvements on the Real Property constructed by or on behalf of the Company or constructed by or on behalf of any other Person were constructed in compliance with all applicable Laws (including, any building, planning or zoning Laws) affecting such Real Property.

6.16                        Material Contracts. (a) Part 6.16(a) of the Disclosure Schedule identifies all of the Participation Agreements to which the Company is a party, and all of the following types of agreements, understandings, contracts, obligations or promises, (whether written or oral and whether express or implied) to which the Company is a party or by which any of its properties or assets is bound or affected, except for those executed directly by the Working Interest Operator in the name or on behalf of the parties to the consortium related to the BCAM-40 Block in accordance with the provisions of the Participation Agreements:

(i)                                     governing (x) transportation, processing, refining, or other use of oil, natural gas or other hydrocarbons, (y) imbalances with respect to the production, transportation, processing or refining or other use of oil, natural gas or other hydrocarbons, or (z) calls or purchase options on oil, natural gas or other hydrocarbons;

(ii)                                  pursuant to which the Company is the lessee of, or holds or uses, or is the lessor of, or makes available for use, (A) any Real Property or (B) any machinery, equipment, vehicle or other tangible personal property, which has an aggregate annual future liability or receivable, as the case may be, in excess of the Reais Equivalent to Two Hundred Thousand Dollars ($200,000);

(iii)                               which are continuing or are in related groups for the purchase or sale by or from the Company of inventory, materials, equipment, supplies or services (including any obligation to “take or pay” for such purchases or sales) which (A) call for an aggregate consideration of more than the Reais Equivalent to Two Hundred Thousand Dollars ($200,000) during the twelve month period ended on the Effective Date or more than the Reais Equivalent to Two Hundred Thousand Dollars ($200,000) over the remaining term of such contract or group of related contracts, or (B) is not immediately terminable without cost or other liability at the Closing or anytime thereafter;

(iv)                              relating in whole or in part to Intellectual Property (including any option, license or other contract under which the Company is licensee or licenser of any Intellectual Property and contracts with current or former employees, consultants or contractors regarding the appropriation or nondisclosure of any Intellectual Property);

(v)                                 relating to indebtedness of the Company, including any note, bond, debenture, instrument or other evidence of indebtedness under which the

Company has borrowed any money from, or loaned any money to, any Person (other than another Company);

(vi)                              providing for or containing any mortgage, pledge, security agreement, deed of trust, financing lease or similar instrument granting an Lien upon any Real Property or personal property owned or used by the Company;

(vii)                           under which (A) any Person (including another Company) has directly or indirectly guaranteed indebtedness or other Liabilities of the Company, (B) the Company has directly or indirectly guaranteed indebtedness or other Liabilities of any Person or (C) the Company has any obligations relating to the financial condition of any other Person, in each case, other than endorsements for the purpose of collection in the Ordinary Course of Business;

(viii)                        (A) for the management, operation or control by or of any Person (or any division, material assets, operating unit or product line thereof), (B) under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than another Company) or (C) which involves a sharing of profits, losses, costs or Liabilities by the Company with any other Person, including, stockholder, joint venture, strategic alliance, joint marketing, research and development, and any other similar contracts, excluding the Participation Agreements;

(ix)                              providing for indemnification to or from any Person with respect to Liabilities exceeding the Reais Equivalent to Two Hundred Thousand Dollars ($200,000) per year relating to any current or former business of the Company or any predecessor Person;

(x)                                 between or among the Seller, the Company and any of their respective Affiliates;

(xi)                              with any broker, distributor, dealer, advertising agency, manufacturer’s representative or similar contract relating to the payment of a commission;

(xii)                           containing confidentiality or non-disclosure obligations to or from the Company;

(xiii)                        for the purchase or sale (through the acquisition of shares, assets or by merger, reorganization, or otherwise) of any business, corporation, partnership, joint venture, association or other business organization or any division, material assets, operating unit or product line thereof;

(xiv)                       which limits or purports to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area;

(xv)                          with any Governmental Entity;

(xvi)                       containing any restrictions with respect to payment of dividends or any other distributions in respect of the capital stock of the Company;

(xvii)                    providing for a power of attorney to or from any Person; and

(xviii)                 which is otherwise material and is not described in any of the categories specified in this Section.

Each item set forth or required to be set forth on Part 6.16 of the Disclosure Schedule (including those agreements, understandings, contracts, obligations or promises that meet any of the requirements of items (i) to (xviii) above and were executed directly by the Working Interest Operator in the name or on behalf of the parties to the consortium related to the BCAM-40 Block in accordance with the provisions of the Participation Agreement) is referred to herein as a “Material Contract.”

(b)                                 Each Material Contract was entered into by the Company (or by the Working Interest Operator in the name or on behalf of the Company as a member of the consortium related to the BCAM40 Block) in the Ordinary Course of Business, is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms. The Company (or the Working Interest Operator, if acting in the name or on behalf of the Company as a member of the consortium related to the BCAM40 Block) has performed the obligations required to be performed by it to date and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default or alleged to be in material breach or default under any Material Contract and to the Seller’s Knowledge the other Party thereto has complied in all material respects thereunder. No event has occurred or circumstance exists that (with or without lapse of time or the giving of notice) may contravene, conflict with or result in a material violation or breach of or give the Company or other Person the right to declare a default or exercise any remedy under or to accelerate the maturity of or to cancel, terminate or modify, any Material Contract. To Seller’s Knowledge there are no re-negotiations of, or requests to re-negotiate any Material Contract with any Person. The Seller has previously delivered to the Buyer, true and complete copies of all Material Contracts, except for those agreements, understandings, contracts, obligations or promises executed directly by the Working Interest Operator in the name or on behalf of the parties to the consortium related to the BCAM-40 Block in accordance with the provisions of the Participation Agreement.

(c)                                  Except as set forth on Part 6.16(c) of the Disclosure Schedule, (A) there are no change of control, preemption rights or similar provision or any obligations arising under any contract, which are created, accelerated or triggered by the execution, delivery or performance of this Agreement or the Transaction Documents or the consummation of the Transaction and (B) the Transaction will not constitute a “change of control” under, require the Consent from or the giving of notice to any Person, permit of any Person to terminate or accelerate vesting, grant any repayment or repurchase rights to any Person, or create any other detriment under the terms, conditions or provisions of any contract.

6.17                        Insurance. (a) Part 6.17(a) of the Disclosure Schedule contains a true and complete list of all policies to which the Company is a party or which provides coverage to or for the benefit of or with respect to the Company or any director or employee of the Company (the “Insurance Policies”) within the three (3) years preceding the date of this Agreement. The Seller has previously delivered to the Buyer, true and complete copies of all Insurance Policies.

(b)                                 The Insurance Policies: (i) are in full force and effect and will not lapse or terminate by reason of the execution, delivery or performance of this Agreement or consummation of the Transaction and (ii) are sufficient for compliance with all requirements of applicable Laws. The Company is current in all premiums or other payments due thereunder and has otherwise performed all of its material obligations under each Insurance Policy. The Company has given timely notice to the insurer of all claims that may be insured thereby. No Insurance Policy provides for any retrospective premium adjustment or other experience-based liability on the part of the Company.

(c)                                  Neither the Seller nor the Company has received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (ii) any notice of cancellation or any other indication that any Insurance Policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

6.18                        Intellectual Property. (a) Part 6.18 of the Disclosure Schedule contains a true and complete list of all material Intellectual Property. The Intellectual Property disclosed or required to be disclosed in Part 6.18 of the Disclosure Schedule are all those necessary for the operation of the Business as it is currently conducted. The Company is the owner of all right, title, and interest in and to the Intellectual Property, free and clear of all Liens.

(b)                                 All of the Intellectual Property is currently in compliance by the Company with Law (including payment of filing, examination, and maintenance fees and proofs of working or use), the rights of the Company thereunder are valid and enforceable, and is not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date.

(c)                                  To Seller’s Knowledge no Intellectual Property has been or is now involved in any interference, reissue, reexamination, or opposition proceeding.

(d)                                 No Intellectual Property is infringed by the Company or has been challenged or to the Seller’s Knowledge threatened in any way with respect to the Company’s rights and use of such Intellectual Property. None of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any intellectual property rights or other proprietary right of any other Person.

(e)                                  The documentation relating to each Trade Secret previously delivered to the Buyer is current, accurate, and sufficient in detail and content to identify and explain such Trade Secret and to allow its full and proper use without reliance on the knowledge or memory of any Person.

(f)                                   The Seller and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Intellectual Property that is owned or used by the Company.

6.19                        Bank Accounts; Powers of Attorney. Part 6.19 of the Disclosure Schedule is a true and complete list of: (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature and the location of all lockboxes and safe deposit boxes of the Company, (b) the names of all Persons authorized to draw thereon or make withdrawals therefrom or have access thereto and (c) the names of all Persons holding general or special powers of attorney from the Company.

6.20                        Disclosure. (a) No representation or warranty of the Seller in this Agreement and no statement contained in any Transaction Document contains any untrue statement or omits to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

(b)                                 No notice given pursuant to Section 8.06 will contain any untrue statement or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.21                        Transactions With Affiliates. (a) Except as set forth in the notes to the Financial Statements, during the past three (3) years neither the Seller nor any of its Affiliates (other than the Company) (a) has had any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business or (b) has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company (other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms), or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company (except for ownership of less than one percent (1%) of the outstanding capital stock of any corporation that is publicly traded on any recognized exchange or in the over-the-counter market).

(b)                                 Except as set forth in Part 6.21(b) of the Disclosure Schedule, neither the Seller, nor any of its Affiliates, provides any services to the Company.

(c)                                  Except as set forth in Part 6.21(b) of the Disclosure Schedule or as set forth in the Financial Statements, since December 31, 2012, the Company has not made any payment to any Affiliate.

6.22                        Brokers or Finders. Neither the Seller nor the Company, nor any of their respective Representatives has incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the negotiation, preparation, delivery or execution of this Agreement or the consummation of the Transaction, nor is there any basis for any such fee, commission or similar payment to be claimed by any Person.

6.23                        Pre-Payment Arrangements. Except for circumstances under which the Company has or is entitled to receive payment therefor after the Effective Time, the Company is not obligated by virtue of a prepayment arrangement, “take or pay” arrangement, production payment, or other similar arrangement, to deliver or to suffer the delivery of oil, gas, or other minerals produced under any contract after the Effective Time (or make a cash payment in lieu thereof) without then or thereafter receiving full payment therefor without deduction or credit on account of such arrangement from the price that would otherwise be received.

6.24                        Compliance with Anti-Bribery and Anti-Corruption Laws. Neither the Seller in respect of the Company, nor the Company, nor any Person acting on any of their behalf, has (i) made, requested or demanded any bribes, kickbacks or other payments, directly or indirectly, to or from any Person or any Representative thereof, to obtain favorable treatment in securing business or otherwise to obtain special concessions for the Company; (ii)

made any bribes, kickbacks or other payments, directly or indirectly, to or for the benefit of any Governmental Entity or political party or any official, employee or agent thereof, for the purpose of affecting his or her action or the action of the Governmental Entity or political party that he or she represents to obtain favorable treatment in securing business or to obtain special concessions for the Company; (iii) made any unlawful political contributions on behalf of the Company; or (iv) otherwise used corporate funds of the Company for any illegal purpose, including without limitation, any violation of the Foreign Corrupt Practices Act of the United States, the Inter-American Convention Against Corruption, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the Bribery Act 2010.

6.25                        Conduct of Business. To Seller’s Knowledge, since the Effective Date the Business has been operated only in the Ordinary Course of Business and pursuant to good oilfield practices.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer makes the representations and warranties set out in this Article on the date of this Agreement.

7.01                        Organization. The Buyer is a corporation, duly incorporated and validly existing under the Laws of its jurisdiction of incorporation and has all full power and authority to conduct its business in the manner in which it is presently being conducted, except where the failure to be so organized and existing or to have such power or authority would not jeopardize the consummation of the Transaction and obligations thereof by the Buyer or the performance of all its obligations set forth in the Transaction Documents.

7.02                        Due Authorization; Enforceability. The Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents and to consummate the Transaction. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transaction by the Buyer have been duly authorized by all necessary or appropriate corporate action and no other corporate proceedings are necessary to authorize this Agreement or the other Transaction Documents or to consummate the Transaction. This Agreement and those other Transaction Documents executed or delivered on or prior to the date of this Agreement constitute, and prior to the Closing, the remaining Transaction Documents required to be executed after the date of this Agreement will constitute when executed, the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms except as enforceability may be limited by applicable (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and (ii) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

7.03                        No Violation. Neither the execution, delivery or performance of this Agreement by the Buyer nor the consummation of the Transaction will, with or without the giving of notice or lapse of time or both (i) violate, conflict with or result in any breach of any provision of the Organizational Documents of the Buyer; (ii) require any Permit or Consent of any Governmental Entity or violate, conflict with or constitute a default under any of the terms or requirements of any Permit that is held by the Buyer; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any contract of the Buyer or to any other obligation of the Buyer; (iv) violate, conflict with or result in any breach of any Order or Law applicable to the Buyer, except, in the cases of subparagraphs (ii) and (iii) for such violations, breaches and defaults which do not, individually or in the aggregate, prevent the consummation of the Transaction by the Buyer.

7.04                        Brokers or Finders. Neither the Buyer nor any of its Representatives has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the negotiation, preparation, delivery or execution of this Agreement or the consummation of the Transaction, nor is there any basis, to the knowledge of the Buyer, for any such fee, commission or similar payment to be claimed by any Person, except for the engagement of J.P. Morgan Securities LLC as its financial advisor on the Transaction.

7.05                        Sufficient Funding. The Buyer has, or will have at Closing, sufficient cash, available lines of credit, or other sources of immediately available funds (in United States dollars) to enable it to pay the Purchase Price to the Seller.

7.06                        Compliance with Anti-Bribery and Anti-Corruption Laws. Neither the Buyer nor any Person acting on its behalf, has (i) made, requested or demanded any bribes, kickbacks or other payments, directly or indirectly, to or from any Person or any Representative thereof, to obtain favorable treatment in connection with the Transaction; (ii) made any bribes, kickbacks or other payments, directly or indirectly, to or for the benefit of any Governmental Entity or political party or any official, employee or agent thereof, for the purpose of affecting his or her action or the action of the Governmental Entity or political party that he or she represents to obtain favorable treatment in connection with the Transaction; (iii) made any unlawful political contributions; or (iv) otherwise used funds for any illegal purpose, including without limitation, any violation of the Foreign Corrupt Practices Act of the United States, the Inter-American Convention Against Corruption, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the Bribery Act 2010.

ARTICLE VIII

COVENANTS OF SELLER

8.01                        Access. The Seller hereby agrees that from the date of this Agreement until the Closing Date, the Seller will (i) provide, or cause to be provided, to the Buyer and its Representatives, reasonable access, during regular business hours to the offices, properties, Books and Records and Representatives of the Company, (ii) furnish to the Buyer and its Representatives, such financial and operating data as such persons reasonably request, including auditors’ workpapers and (iii) instruct the Seller’s and the Company’s Representatives to cooperate with the Buyer in its investigation of the properties of the Company and of their financial and legal condition, including, but not limited to, in relation to preparation of any disclosure documents of the Buyer; provided, that no investigation pursuant to this Section will affect, or limit liability for, any representation or warranty of the Seller or the Company contained in this Agreement or in any Transaction Document.

8.02                        Conduct of Business. Except as otherwise agreed to by the Buyer, or as otherwise expressly permitted by this Agreement, from the date of this Agreement until the Closing, the Seller will, with respect to the Company, and will procure that the Company will, conduct the Business only in the Ordinary Course of Business and pursuant to good oilfield practices, and (i) inform the Buyer of any material decision pertaining to the Business and its Assets, except for those already reflected (and as reflected) in the Budget and consult with the Buyer if there are any changes in the work program and budget under any Participation Agreement with respect to the Working Interest, and (ii) use its best efforts to (A) preserve intact its current business organizations, (B) keep available the services of its current officers and employees, (C) preserve its relationships with customers, suppliers, licensers, licensees, advertisers, distributors and others having business dealings with it, and (D) preserve goodwill, (iii) confer with the Buyer and its Representative on a regular basis concerning material operational matters; and (iv) report to the Buyer as and when requested, concerning the status of the Business, operations and finances of the Company. Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in this Agreement, (y) required by Law, or (z) set forth on Part 8.02 of the Disclosure Schedule, the Seller will not, with respect to the Company, and will procure that the Company shall not, without the written consent of the Buyer:

(a)                                 (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its shares of capital stock or quotas, or otherwise make any payments to its stockholders or quota holders in their capacity as such, other than reduction of the Company’s corporate capital, payment of dividends or interest on equity declared prior to the Effective Date or out of accumulated profits accrued until and including the Effective Date, payable within one hundred and twenty (120) days as from the date hereof (which payments shall be adjusted accordingly in the Final Effective Working Capital Statement, together with any taxes or expenses generated) or otherwise change the Company’s dividend policy, (y) split, combine or reclassify any of its shares of capital stock or quotas, or issue or authorize the issuance of any shares of its capital stock, quotas or any other securities in respect of, in lieu of or in substitution for shares of its capital stock or quotas or (z) purchase, redeem or otherwise acquire any shares of capital stock or quotas of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares, quotas or other securities;

(b)                                 issue, deliver, sell, pledge, dispose of or otherwise subject to any Lien any shares of its capital stock or quotas, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, quotas, voting securities or convertible securities or equity equivalent;

(c)                                  amend its Organizational Documents, except for the transfer of 1 (one) Quota held by PAN-PETROLEUM to the Seller or any of its Affiliates;

(d)                                 acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other Person or otherwise acquire or agree to acquire any assets that in the aggregate have a value in excess of 1% of the Company’s assets;

(e)                                  sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its Assets that in the aggregate have an excess of 1% of its total assets;

(f)                                   amend or otherwise modify, or terminate, any Material Contract except for the execution of the Amendment to the Gas Supply Agreement and as set forth in Part 8.02(f) of the Disclosure Schedule;

(g)                                  incur any additional indebtedness (including any indebtedness evidenced by notes, debentures, bonds, leases or other similar instruments or secured by any Lien on any property, conditional sale obligations, obligations under any title retention agreement, and obligations under letters of credit or similar credit transactions) in a single transaction or a group of related transactions, enter into a guaranty, or engage in any other financing arrangements having a value in excess of 1% of the Company’s total Assets, or make any loans, advances or capital contributions to, or investments in, any other Person;

(h)                                 alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership;

(i)                                     except as may be required as a result of a change in Law or the Accounting Principles (in which case, such change has to be promptly notified to the Buyer), change any of the accounting principles or practices used by it;

(j)                                    except as may be required pursuant to Law or Accounting Principles (in which case, such requirement has to be promptly notified to the Buyer), revalue any of its Assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business;

(k)                                 except in the Ordinary Course of Business, make any tax election, change any annual tax accounting period, amend any tax return, surrender any right to claim a tax refund or fail to make the payments or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

(l)                                     pay, discharge or satisfy any Liabilities other than the payment, discharge or satisfaction in the Ordinary Course of Business of Liabilities reflected or reserved against in, or contemplated by, the Financial Statements (or the notes thereto) or incurred in the Ordinary Course of Business;

(m)                             Except as set forth in Part 8.02(m) of the Disclosure Schedule, enhance in any manner the compensation or benefits of any of its directors, officers and other key employees or any of their respective Affiliates, or pay any pension or retirement allowance not required by any existing Plan or Material Contract to any such employees;

(n)                                 approve any annual operating budgets for the Company, except for budgets and amendments thereto that are necessary to comply with the obligations under the Participation Agreements;

(o)                                 enter into any transaction with any Affiliate of the Seller or of the Company;

(p)                                 pursuant to, or within the meaning of, any bankruptcy Law, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a custodian of it or for all or substantially all of its property or (iv) make a general assignment for the benefit of its creditors;

(q)                                 purchase any real property or enter into any lease of real property;

(r)                                    enter into any development contract, option relating to new development or any other obligation relating to new development which in the aggregate would have a cost in excess of 1% of its assets, except for contracts approved by the parties to the Participation Agreements or that are required to comply with the provision thereof (in which case has to be promptly notified to the Buyer);

(s)                                   enter into any agreement of surety, guarantee or indemnification by the Company, other than indemnities pursuant to Material Contracts, oil field service contracts, maintenance service contracts and consulting contracts;

(t)                                    refrain from making payment or payments to economically related Persons or Affiliates, unless it does not deviate materially from the customary payments being made to such Persons or Affiliates under the existing agreements, which customary payments are outlined in Part 8.02(t) of the Disclosure Schedule;

(u)                                 otherwise take any of the actions enumerated in Section 6.07 of this Agreement; or

(v)                                 take, or agree in writing or otherwise to take, any of the foregoing actions.

Upon the knowledge of the Seller or the Company of any event, change or development which has or could reasonably be expected to have a Material Adverse Effect on the Company, any material Action or material complaint investigation or hearing by any Governmental Entity (or communications indicating that the same may be contemplated), or the breach of any representation or warranty contained herein, the Seller will promptly notify the Buyer.

For purposes of this Section, the Buyer shall grant its consent (which shall not be unreasonably withheld, conditioned or delayed), or notify the Seller of its decision not to grant its consent, in writing no later than the earlier of (i) two (2) Business Days following the Seller’s request therefor, and (ii) the date that is one (1) Business Day prior to the Seller’s or the Company’s deadline for making the subject determination or taking the subject action. If Buyer has not provided its written response to Seller within the required time, Buyer shall be deemed to have granted its consent.

8.03                        Oil and Gas Contracts and Agreements. From the date of this Agreement until the Closing, the Seller will not with respect to the Company, and will cause the Company not to:

(a)                                 (i) encumber its Working Interest or (ii) grant or create any preference right or transfer requirement with respect to the Working Interest;

(b)                                 enter into any oil, gas or other hydrocarbon sales, exchange, processing or transportation contract with respect to the Assets having a term in excess of one (1) year which is not terminable without penalty on notice of ninety (90) days or less except for Amendment to the Gas Supply Agreement.

8.04                        Qualifications on Conduct.

(a)                                 Non-Operator. Without limitation of the provisions of Section 8.02 and 8.03, the Seller shall procure that the Company shall (i) exercise its Influence such that operations with respect to the Assets are carried out in accordance with the applicable Participation Agreement and any approved work program and budget in the ordinary and usual course and in a manner consistent with past practices and in compliance with all applicable Laws, Consents and Permits; (ii) provide the Buyer with copies of any reports and notices issued by the Working Interest Operator or any other co-owner under the Participation Agreement and relating to material events, material developments or material expenses with respect to the Assets; (iii) advise the Buyer of any claim, legal proceedings or arbitration of which written notice has been received by the Company relating to the Assets; (iv) use its Influence to maintain the validity and full effectiveness of the applicable Participation Agreement, and all applicable Consents, and Permits with respect to the Assets and shall not, absent the Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, sell, trade, surrender, relinquish, assign, amend, waive material rights or create any Liens (except for Permitted Liens) over the Assets or any part thereof, or commit to do the same; (v) absent the Buyer’s prior written consent otherwise, which consent shall not be unreasonably withheld, conditioned or delayed, exercise its Influence to not materially amend the terms of any work program and budget; (vi) permit Buyer to observe meetings concerning the Assets where business of a material nature is being transacted, provided that (w) co-owners of the Asset must permit such attendance, (x) such attendance must not result in any delay or postponement of any meeting if the observer is unavailable, (y) the Buyer shall not have any voting rights at any such meetings, and (z) such attendance shall be for the sole purpose of observing managerial, accounting, finance or operational activities for the purposes of ensuring an orderly hand-over of the Business; (vii) absent the Buyer’s prior written consent otherwise, which consent shall not be unreasonably withheld, conditioned or delayed, exercise its Influence to not terminate (unless the term thereof expires pursuant to the provisions existing therein) or materially amend the terms of any Participation Agreement with respect to the Assets; and (ix) absent the Buyer’s prior written consent otherwise, which shall not be unreasonably withheld, conditioned or delayed, exercise its Influence to not terminate (unless the term thereof expires pursuant to the provisions existing therein) or materially amend the terms of any Material Contract with respect to the Assets; and (x) consult with Buyer regarding a new work program and budget under any Participation Agreement. For purposes of this Section, the term “Influence” means the use by the Seller and the Company of reasonable endeavours to achieve or procure to be achieved a particular result and to take or procure to be taken a particular action, including (A) notifying or requesting (if applicable) the parties to a Participation Agreement to take or refrain from taking such action, and (B) with respect to a covenant or agreement of the Seller or the Company relating to the Participation Agreement, exercising any voting, consent, approval or waiver rights available to the Seller or the Company in a manner consistent with the applicable covenant or agreement, provided that such Influence shall not be exercised in a manner that it represents or potentially represents a breach of any Order or applicable Law. The provisions of Section 8.02 in fine with respect to the timing for Buyer’s consent shall apply mutatis mutandis to this Section.

(b)                                 Certain Operations. The Seller shall procure that should the Company not wish to participate in any reworking, deepening, drilling, completion, equipping or other operation on or with respect to any well or other operation with respect to the Working Interest which may otherwise be required by Sections 8.02 and 8.03, the Company shall give Buyer written notice thereof promptly after the Company receives notice of such proposed operation from the relevant Working Interest Operator. The Company shall not be obligated to elect to participate in any such operation in which the Company does not wish to participate unless the Company receives from Buyer, within a reasonable time prior to the date when such election is required to be made by the Company, (i) the written election and agreement of Buyer (1) to require the Company to take such action and (2) to pay all costs and expenses of the Company with respect to such operation and (ii) the funds necessary for such operation as contained in the applicable authorization for expenditure therefor or estimated by the Company. If

Buyer advances any funds pursuant to this Section, Closing does not occur (other than as a result of default by Buyer), and such funds are not reimbursed to Buyer within ninety (90) days after the termination of this Agreement, Buyer shall be entitled, in addition to all amounts advanced by Buyer, to receive such amount with the fine and penalty interest provided for in Section 3.04 above; in each case, subject to and after deduction of any damages or other relief to which the Company may be entitled with respect to any breach by Buyer of this Agreement. If Buyer advances any funds pursuant to this Section and Closing does not occur as a result of lack of approvals from ANP as per Section 8.05(a), then within ninety (90) days after the termination of this Agreement Buyer shall be reimbursed by the Company of all costs and expenses advanced by Buyer to the Company with respect to the operation pursuant to this Section.

8.05                        Consents and Approvals. (a) Promptly after the date of this Agreement, the Seller will procure that (i) the Company will make all filings required by Law to be made by them in connection with the Transaction including request, with Buyer’s support, all approvals from ANP for the consummation of the Transaction (the “ANP Approval”) and the replacement by GHL (or an Affiliate thereof, as acceptable for ANP) of all guarantees issued by the Seller and its Affiliates in favor of ANP in connection with the Company or the Business, (ii) cooperate with the Buyer at Buyer’s costs and expenses with respect to all filings that the Buyer elects to make or is required by Law to make in connection with the Transaction, which are described in Part 8.05 of the Disclosure Schedule and (iii) obtain all Consents set forth on Parts 6.05 and 6.16 of the Disclosure Schedule.

8.06                        Notice of Certain Events. (a) From the date of this Agreement until the Closing Date, the Seller will promptly notify the Buyer and the Buyer will promptly notify the Seller in writing of (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the execution, delivery or performance of this Agreement or the consummation of the Transaction; (ii) any notice or other communication from any Government Entity in connection with the Transaction; (iii) any Actions or investigations relating to or involving or otherwise affecting the Company; (iv) any Order or notification relating to any material violation or claimed violation of Law involving or otherwise affecting the Company; (v) the existence or non-existence or occurrence or non-occurrence of any event, condition or circumstance the occurrence or non-occurrence of which does or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and (vi) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no notice of the facts, conditions or circumstances referred to therein delivered pursuant to Sections 8.02 and 8.06 of this Agreement may be considered in determining the fulfillment of the conditions set forth in Section 9.01 of this Agreement or be effective to cure or correct any breach of a representation, warranty or covenant which would have existed by reason of the Seller’s or

Buyer`s not giving such notice and will not limit or otherwise affect the remedies available to the Buyer or to the Seller, as the case may be.

8.07                        Payment of Indebtedness By Affiliates. Except as otherwise expressly provided in this Agreement, the Seller will procure that all indebtedness owed to the Company by either the Seller or any Affiliate of the Seller (other than the Company) or any of their respective officers, directors or employees shall be paid in full prior to Closing.

8.08                        Coordination. The Seller will, and will procure that the Company will permit the Buyer to designate and appoint such number of its staff or other representatives to work in the Company and to act as the point of contact for all matters related to the transactions contemplated by this Agreement, subject to such staff or other representatives compliance with the Seller’s or the Company’s health, safety, and other written workplace policies and procedures (including working hours and days), and at the Buyer’s own cost and expense. The Buyer shall promptly remove or replace any of its staff members or representatives reasonably requested by Seller or the Company.

8.09                        Non-Solicitation. For a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, the Seller agrees that it and its Affiliates will not, directly or indirectly, for its own benefit or as agent for another, without the prior written consent of the Buyer, hire any officer, director or employee of the Company (only in respect to those who remain working for the Company after the Closing Date, if applicable), or persuade or solicit any such officer, director or employee of the Company to leave the employ of the Company or to become employed by any Person or entity other than the Company; provided, that, such covenants will not restrict the Seller and its Affiliates from (i) conducting a general solicitation of employment by means of newspaper, periodical or trade publication advertisements or similar methods of solicitations by search firms which are not specifically directed by the Seller or its Affiliates toward the officers, directors or employees described above; or (ii) soliciting the employment of individuals who have not been in the employ of the Company within the twelve months preceding the time of such solicitation.

8.10                        Intercompany Arrangements. Effective immediately prior to the Closing, all intercompany and intracompany accounts or contracts between the Company, on the one hand, and the Seller and its Affiliates (other than the Company), on the other hand, will be cancelled without any payment or further liability to any party.

8.11                        No-Shop. From the date of this Agreement until the earlier of the Closing Date or the date of termination of this Agreement pursuant to Section 12.01 hereof, neither the Seller nor any of its Representatives or Affiliates will, directly or indirectly (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to the acquisition of (or any equity interest in) the Company or the Business or any part thereof (an “Acquisition Proposal”), (ii) enter into or participate in any discussions or negotiations regarding any Acquisition Proposal or (iii) otherwise cooperate with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to make an Acquisition Proposal or to effect a transaction inconsistent with the Transaction.

8.12                        Resignations. The Seller will deliver at the Closing the resignation of all of the directors of the Company, effective as of the Closing, except for such directors that the Buyer specifies in writing to the Seller prior to the Closing Date.

8.13                        Books and Records. On the Closing Date, the Seller will procure that all Books and Records belonging to the Company shall be in the possession of the Company and the Seller will make such Books and Records available to the directors and officers elected to succeed the resigned directors and officers of the Company.

8.14                        Employees. On the Closing Date, the Seller shall present to the Buyer evidence that the Company has no employees or third party contractors, whatsoever, and that final, complete and legal releases (satisfactory to the Buyer) have been executed, except for those employees designated as such by the Buyer and acknowledged in writing by the Seller on the date hereof, with all employees (other than those employees designated by the Buyer) and third party contractors.

8.15                        Contracts executed by Working Interest Operator. At Buyer’s request and to the extent permitted by the Participation Agreements, Seller shall cause the Company to request from the Working Interest Operator all Material Contracts executed directly by the Working Interest Operator in the name or on behalf of the consortium related to the BCAM-40 Block.

8.16                        Amendment to the Gas Supply Agreement. The Seller agrees to (a) keep the Buyer updated with respect to the status of the negotiation of the Amendment to the Gas Supply Agreement, and (b) deliver to the Buyer the fully executed version of the Amendment to the Gas Supply Agreement, if and when executed.

ARTICLE IX

COVENANTS OF BUYER

9.01                        Cooperation by the Buyer. Subject to the provisions contained in Section 10.01, from the date of this Agreement until the Closing Date, the Buyer will cooperate with the Seller (i) to secure all Consents from Persons identified in Part 6.05 and 6.16 of the Disclosure Schedule and (ii) with respect to all filings required to be made by the Seller pursuant to Law in connection with the Transaction.

9.02                        Access. The Buyer shall procure that the Company after Closing grants the Seller reasonable access to accounting material and other relevant information from the period before Closing to the extent this is required for the Seller to comply with its statutory obligations (including Tax obligations), at the cost of Seller.

9.03                        Assignment. In the event the Company disposes of the Working Interest, in whole or in part, or if the Company ceases to be an Affiliate of the Buyer, the Buyer shall cause the relevant assignee to assume in writing before the Seller the Liability for the payment of the Earn Out Amount, if due, as provided hereunder.

ARTICLE X

MUTUAL COVENANTS

10.01                 Reasonable Efforts. The Seller, the Company and the Buyer will use their reasonable efforts to procure that all conditions precedent to their obligations to consummate the Transaction (upon the terms and conditions set forth in Articles IV and V, as applicable to the Buyer and the Seller) are satisfied; provided, however, that (i) this Agreement will not require the Buyer or any of its Affiliates to dispose of any assets or limit the activities of the Buyer or any of its Affiliates or its right or ability to engage in any business and (ii) this Agreement will not require the Seller or any of its Affiliates to limit other activities of the Seller or any of its Affiliates or its right or ability to engage in any other business than the Business.

10.02                 Further Assurances. At any time, or from time to time after the Closing, the Seller and the Buyer will, and the Buyer will procure that the Company, at the other’s reasonable request, and at the requesting Party’s expense, execute and deliver, such instruments of transfer, conveyance, assignment and assumption, in addition to those delivered at the Closing and take such other action as either of them may reasonably request in order to evidence the consummation of the Transaction.

10.03                 Representation and Warranties. Neither the Seller nor the Buyer will take or omit to take any action, the effect of which could reasonably be expected to cause any of its representations and warranties made herein to be inaccurate on the Closing Date.

10.04                 Public Announcements. No press release or announcement concerning the Transaction will be issued by any Party without the prior consent of the other Party, except as such release or announcement may be required by Law or the rules and regulations of any stock exchange on which securities of a Party or any of its Affiliates are listed for trading, in which case the Party required to make the release or announcement will, to the extent practicable, allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

10.05                 Confidentiality. (a) The Seller and the Buyer shall keep confidential, and shall cause their Affiliates and Representatives to keep confidential, this Agreement and any written, oral or other information obtained in confidence from the other Party or the Company in connection with the Transaction;

(b)                                 the Seller shall after Closing keep confidential, and shall cause its Affiliates and Representatives to keep confidential, all and any information related to the Company and its business and operations. This clause shall not apply (i) to information which becomes publicly available through no fault of, or violation of this provision by, a Party; (ii) to the extent that the disclosure or use of information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transaction; or (iii) to the extent that the disclosure or use of information is required by law or the rules and regulations of any stock exchange on which securities of a Party or any of its Affiliates are listed for trading, or legal process.

(c)                                  if the Closing does not occur for any reason, the Buyer shall keep confidential, and shall cause its Affiliates and Representatives to keep confidential, all and any information related to the Company and its business and operations (other than related to BCAM-40 Block and Manati Field to the extent such information has been legally obtained from any party holding an interest in the BCAM-40 Block or in the Manati Field). This clause shall not apply (i) to information which becomes publicly available through no fault of, or violation of this provision by, a Party; (ii) to the extent that the disclosure or use of information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transaction; or (iii) to the extent that the disclosure or use of information is required by law or the rules and regulations of any stock exchange on which securities of a Party or any of its Affiliates are listed for trading, or legal process. The obligations of the Buyer under this Section 10.05 (c) shall survive termination of this Agreement for a period of five (5) years from the date thereof.

10.06                 Insurance. (a) Until the Closing Date, the Seller will maintain or procure that the Company maintain in full force and effect all presently existing insurance coverage with respect to the Company and the operation of the Business, and will take no action which will cause a retroactive cancellation, or a lapse or reduction of the benefits, thereof.

10.07                 CADE. (a) As soon as practicable following the execution of this Agreement and in any event within 15 (fifteen) Business Days following the date of execution of this Agreement, the Buyer shall make all necessary filings, including any filings required under Law 12,529/2011, to the Conselho Administrativo de Defesa Econômica (“CADE”) with respect to the transactions contemplated by this Agreement (the “Antitrust Approval”). The Buyer, the Company and the Seller (i) shall respond as promptly as practicable to all inquiries and requests received from CADE and (ii) shall negotiate in good faith with CADE in connection with obtaining the Antitrust Approval any matter referred to in this Article in order to consummate, as promptly as practicable, the transactions contemplated by this Agreement; provided, that no provisions of this Agreement are breached, the Buyer shall have the right to control, direct and authorize (1) the process of obtaining any actions or non-actions, waivers, consents, approvals and authorizations from CADE, and (2) any communications from the Buyer, the Seller or the Company related to the foregoing, except for the information and documents that relate only to the Seller and may be subject to confidential treatment according to the applicable Laws.

(b) The Company and the Seller shall (i) promptly notify the Buyer of any written communication to that party from CADE in each case relating to the transactions contemplated hereby and (ii) furnish the Buyer with copies of all material correspondence, filings, and written communications between them and their respective representatives on the one hand, and CADE, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(c) Upon the terms and subject to the conditions set forth in this Agreement, the Buyer, on the one hand, and the Seller and the Company, on the other hand, shall each use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement, in accordance with the terms hereof and thereof, including using their respective commercially reasonable efforts to obtain all necessary actions or nonactions, waivers, consents, approvals and authorizations from third parties that are required or reasonably appropriate in connection with this Agreement and the transactions contemplated hereby; provided, that the Company or the Seller shall not pay or commit to pay to any Person whose necessary consent, waiver or approval is being solicited any amount of cash or other consideration, make any material commitment or incur any liability or other obligation due to such Person without the prior written consent of the Buyer. Each Party shall be individually responsible for its own expenses involved in obtaining any of the documents or information to be provided for the purposes of the filings mentioned in this Section 10.01.

(d) The Buyer, the Company and the Seller (i) shall respond as promptly as practicable to all inquiries and requests received from any Governmental Authorities and (ii) shall negotiate in good faith with all Governmental Authorities (including CADE) regarding any necessary consents, waivers and approvals; provided, that, notwithstanding anything to the contrary herein, The Buyer shall have the right in its sole discretion to control, direct and authorize (A) the process of obtaining any actions or non-actions, waivers, consents, approvals and authorizations from any Governmental Authorities and (B) any communications from the Buyer, the Seller or the Company related thereto, except for the information and documents that relate only to the Seller and may be subject to confidential treatment according to the applicable Laws.

(e) Any and all expenses involving the proceeding with CADE shall be borne by the Buyer, including but not limited to fees and costs to satisfy CADE’s requirements, attorneys’ fees and any other consultants’ or services providers’ fees, required to provide support in this matter. The Seller shall have the right to, at its own expense and by means the engagement of its own consultants, follow up on the entire proceeding of the Antitrust Approval, the Buyer being obligated to grant full access thereto and maintain the Seller fully informed on the development of such proceeding with CADE.

10.08                 Payment Mechanisms at Closing. (a) As soon as practicable following the execution of this Agreement, and in any event no later than sixty (60) days as from the date hereof, the Parties shall act diligently and endeavor their best efforts to reach an agreement (whose terms and conditions shall become a part hereof and shall be the subject of an amendment to this Agreement) as to the payment mechanisms to be followed on the Closing Date and, which can fully assure the release of the Bond Lien immediately following such payment, in accordance with international market standards.

(b)                                 The amendment to this Agreement shall contain the representation and warranty by PANORO ASA that, upon the accomplishment of all formalities and the delivery of all documents set forth therein including the appropriate filings with the competent Registries of Titles and Deeds and Commercial Registries set forth therein will cause the full, unrestricted and irrevocable release of any and all Liens of any nature with respect to the Company, including but not limited to Liens upon its Assets and/or Business, created by the Bond Agreement or any other document related thereto

ARTICLE XI

INDEMNIFICATION

11.01                 Subject to the terms and conditions set forth in this Article XI, each Party shall indemnify and hold harmless the other Party (including its Affiliates, successors, assigns and Representatives) from and against, and shall reimburse the respective Party (including its Affiliates, successors, assigns and Representatives) for any and all Damages incurred by or caused to such Parties (including its Affiliates, successors, assigns and Representatives) based on, arising out of, resulting from, relating to, or in connection with:

(a)                                 After the Closing, the Seller and PANORO ASA hereby agree, on a joint and several basis, to indemnify and hold harmless the Buyer (including its Affiliates, successors, assigns and Representatives), from and against all Damages arising, directly from or in connection with any:

(i) breach, misrepresentation, omission, error or inaccuracy in any representation or warranty made by the Seller in this Agreement or in the Disclosure Schedule or any other certificate or document delivered by the Seller pursuant to this Agreement and any Transaction Document without giving effect to any supplement or amendment to the Disclosure Schedule or other notice delivered or required to be delivered pursuant to Section 8.06 of this Agreement; and

(ii) non compliance with any covenant, agreement or other obligation of the Seller or by PANORO ASA contained in this Agreement or in any Transaction Document; and,

(iii) any facts, acts or omissions that may have occurred before the Closing Date, whether or not known on the date of execution of this Agreement, except if disclosed on the Disclosure Schedule or in the Financial Statements.

(b)                                 After the Closing, the Buyer and GHL hereby agree, on a joint and several basis, to indemnify and hold harmless the Seller or any of its nominees or successors, from and against all Damages arising, directly from or in connection with any:

(i) breach, misrepresentation, omission, error or inaccuracy in any representation or warranty made by the Buyer in this Agreement or in the Disclosure Schedule or any other certificate or document delivered by the Buyer pursuant to this Agreement and any Transaction Document; and

(ii) non compliance with any covenant, agreement or other obligation of the Buyer or by GHL contained in this Agreement or in any Transaction Document.

11.02                  Procedure for Indemnification. A Party or Parties (including its Affiliates, successors, assigns and Representatives) making a Claim for indemnification under this Article XI is, for purposes of this Agreement, referred to as the “Indemnified Party” and the Party or Parties against whom such claims are asserted under Section 11.01 and 11.02 is, for purposes of this Agreement, referred to as the “Indemnifying Party”. All Claims by any Indemnified Party shall be asserted and resolved as follows:

(a)                                 Promptly after receipt by the Indemnified Party of a Claim by a third party (a “Third Party Claim”) with respect to any matter for which indemnification is owing pursuant to Sections 11.01 hereof, the Indemnified Party will give notice thereof to the Indemnifying Party, as applicable, which shall be sent before the elapse of 1/3 (one-third) of the legal statutory period to present a defense or apply for any other suitable measure against the Third Party Claim, provided, that the failure of the Indemnified Party to notify the Indemnifying Party will not release the Indemnifying Party of any of its obligations hereunder, except to the extent that the Indemnifying Party demonstrates that the Indemnified Party’ failure to give such notice has jeopardized the Indemnifying Party’s ability to prepare and present an adequate the defense of such Third Party Claim.

(b)                                 If any Action referred to in Section 11.02(a) is brought against Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Action, the Indemnifying Party, as applicable, will be entitled to participate in such Action, and may assume the defense of such Action, upon notice before the elapse of 4/5 (four-fifths) of the legal period to present the defense, with counsel satisfactory to the Indemnified Party (not to be unreasonably withheld) and, after such notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Action, the Indemnifying Party, as applicable, will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section for any fees (reasonably incurred) of other counsel with respect to the defense of such Action, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Action.

(c)                                  If the Indemnifying Party assumes the defense of an Action, (x) it will be conclusively established for purposes of this Agreement that the claims made in that Action are within the scope of and subject to indemnification; (y) no compromise or settlement of such claims or Action may be effected by the Indemnifying Party without the Indemnified Party ‘s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on, or grounds for the basis of, any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (z) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims or Action effected without the Indemnified Party ‘s consent. Notwithstanding the assumption by the Indemnifying Party of the defense of any claim or Action as provided in this Section 11.02 (c), the Indemnified Party will be permitted to join in such defense and to employ counsel at its own expense. If notice pursuant to Section 11.02(a) is given to the Indemnified Party of the commencement of any Action and the Indemnifying Party does not, within ten (10) days after such Indemnified Party ‘s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Action, the Indemnifying Party will be bound by any determination made in such Action or any compromise or settlement effected by the Indemnified Party.

(d)                                 Notwithstanding the foregoing, if the Indemnified Party determines in good faith that there is a reasonable probability that an Action may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Action, but the Indemnifying Party, as applicable, will not be bound by any determination of an Action so defended or any compromise or settlement effected without its consent (which may not be unreasonably delayed or withheld).

(e)                                  Seller and Buyer agree to provide each other with reasonable access during regular business hours to the properties, books and records and Representatives of the other, as reasonably necessary in connection with the preparation for an existing or anticipated Action involving a Third Party Claim and its obligations with respect thereto pursuant to this Article.

(f)                                   Any Claim by the Indemnified Party for indemnification not involving a Third Party Claim (“Direct Claim”) may be asserted by giving the Indemnifying Party notice thereof. If the Indemnifying Party does not notify the Indemnified Party within ten (10) calendar days following its receipt of such notice that the Indemnifying Party, as applicable, disputes its liability and/or the amount of the loss to the Indemnified Party, such Claim specified by the Indemnified Party in such notice will be conclusively deemed a liability of the Indemnifying Party under Section 11.01 hereunder and the Indemnifying Party, as applicable, will pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. In case the Indemnifying Party, as applicable, duly notifies the Indemnified Party, it may submit the question to the arbitral procedure established in Section 13.03.

11.03                 Limitations on Liability. (a) (i) A Indemnified Party seeking to be indemnified hereunder, will not be entitled to any recovery from the Indemnifying Party unless a Claim for indemnification, specifying the factual basis of that Claim in reasonable detail to the extent then known, is made on or before the expiration of the time period for survival set forth in Section 11.04 items (i), (ii) and (iii) below; and (ii) Damages to any Party indemnified hereunder will be decreased by insurance proceeds or payments from any other responsible Parties actually received by such Party (after deducting costs and expenses incurred in connection with recovery of such proceeds) and will be increased to take account of any net tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase).

(b)                                 The Buyer will not be entitled to recover any amounts pursuant to Sections 11.01 and 11.02(a) unless and until the amount by which the Buyer is entitled to recover in respect of such Claims exceeds the Reais Equivalent to Two Million Dollars ($2,000,000) (the “Threshold”), in which event the entire amount in respect of such Claims will be payable; provided, however, that the maximum amount recoverable by the Buyer pursuant to Section 11.02(a) will not, in the aggregate, exceed the Reais Equivalent to Twenty Million Dollars ($20,000,000) (other than in the case of any amounts recoverable pursuant to Sections 11.01 and 11.02(a) resulting from or based upon a breach by the Seller of the representations and warranties contained in Sections 6.01, 6.02, 6.04, 6.08(a) and 6.11, which shall not be subject to any such limitation) and provided further, however, that individual Claims representing less than the Reais Equivalent to Two Hundred Thousand Dollars ($200,000) may not be aggregated for purposes of reaching the Threshold.

(c)                                  The Seller will not be entitled to recover any amounts pursuant to Sections 11.01 and 11.02 unless and until the amount by which the Buyer is entitled to recover in respect of such Claims exceeds the Threshold, in which event the entire amount in respect of such Claims will be payable; provided, however, that the maximum amount recoverable by the Seller pursuant to Section 11.02 will not, in the aggregate, exceed the Reais Equivalent to Twenty Million Dollars ($20,000,000) (other than in the Purchase Price and the Earn Out Payment and any amounts recoverable pursuant to Sections 11.01 and 11.02 resulting from or based upon a breach by the Buyer of the representations and warranties contained in Article VII, which shall not be subject to any such limitation) and provided further, however, that individual Claims less than the Reais Equivalent to Two Hundred

Thousand Dollars ($200,000) may not be aggregated for purposes of reaching the Threshold.

11.04                 Time Limit. (a) The Buyer or the Seller, as the case may be, shall have no liability or otherwise be responsible under this Agreement for any indemnifiable Damage unless the respective Direct Claim or Third Party Claim, pursuant to Sections 11.01 and 11.02 and 11.03 above, as may be applicable, is claimed and notified by the Indemnified Party:

(i) until two (2) years after the Closing in relation to all Seller’s representations, warranties, covenants and obligations in this Agreement or the other Transaction Documents, except as provided in items (ii), and (iii) below;

(ii) until the applicable statute of limitations after Closing in relation to the Seller’s representations and warranties contained in Sections 6.01 (Organization and Good Standing of the Seller), 6.02 (Capitalization, Title to Quotas and Structure), 6.03 (Subsidiaries), 6.04 (Due Authorization; Enforceability), 6.05 (No Violation) and 6.08 (a) (Oil and Gas Properties) and the Buyer’s representations and warranties contained in Article VII;

(iii) until five (5) years after the Closing in relation to the Seller’s representations and warranties contained in Sections 6.11 (Environmental Matters) and 6.12 (Taxes).

(b)                                 All such representations, warranties, covenants and obligations upon expiration of the applicable survival period, as provided in Section 11.04 (a) items (i), (ii) and (iii) above, and will thereupon expire together with any right to indemnification for breach thereof (except to the extent a written notice asserting a Claim for breach of such representation, warranty, covenant or obligation has been given prior to such date, in which case such representation, warranty, covenant or obligation will survive, to the extent of such Claim only, until such Claim is resolved, or time-barred).

11.05                 Payment. In the event of a Third Party Claim or a Direct Claim, the final amount due to the Indemnified Party will be defined as follows: (i) the undisputed amount by Parties; (ii) the final amount determined through settlement (according to the procedures set forth in Section 11.02 above) of a Third Party Claim; or (iii) was disputed but as to which (x) an award has been rendered as a result of final and binding arbitration pursuant to Section 13.03 or (y) a court of competent jurisdiction has rendered a final and non-appealable judgment or (z) an agreement has been reached between the parties (the “Final Indemnification Amount”), such Final Indemnification Amount shall conclusively be deemed a liability of the Indemnifying Party hereunder and shall be paid to the Indemnified Party within thirty (30) days in cash in Brazilian Reais by wire transfer of immediately available funds.

11.06                 Right to Set-Off. Upon notice to the Seller and/or PANORO ASA specifying in reasonable detail the basis for such set-off, the Buyer may set off any Final Indemnification Amount to which it is entitled under this Article against any amounts payable to the Seller, including the Earn Out Payment.

11.07                 Exchange Rates. Any losses incurred in Reais shall be translated into Dollars using the Exchange Rate in effect on the day proceeding the day on which the indemnification payment in respect thereof is made.

11.08                 Sole Indemnification. The Parties acknowledge and agree that the provisions of this Article XI shall govern, in a complete and exclusive manner, any and all obligation to indemnify imputable to the Parties according to this Agreement or in any Transaction Document, and that no Party shall be entitled to claim any indemnification from the other Party as a result hereof and of the legal transactions hereunder, except within the limits and conditions set forth in this Article XI.

ARTICLE XII

TERMINATION

12.01                 Termination Events. This Agreement may, by notice given prior to the Closing, be terminated:

(a)                                 by mutual written consent of the Buyer and the Seller;

(b)                                 (i) by the Buyer if any of the conditions contained in Sections 4.02, 4.03 and 4.04 of this Agreement has not been satisfied on the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition on or before such date; or (ii) by the Seller, if any of the conditions contained in Sections 4.01, 4.03 and 4.04 of this Agreement has not been satisfied on the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Seller to comply with its obligations under this Agreement) and the Seller has not waived such condition on or before such date;

(c)                                  by either the Buyer or the Seller if the Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to fully comply with its obligations under this Agreement) on or before the date that is nine (9) months from the date hereof, provided the Buyer’s right to renew such period under Section 12.03 has not been exercised;

(d)                                 by the Buyer if a material breach of this Agreement has been committed by the Seller and such breach has not been waived;

(e)                                  by the Seller if a material breach of this Agreement has been committed by the Buyer and such breach has not been waived; or

(f)                                   by the Buyer if, at Closing, as a result of the most recent minutes of a Technical Committee Meeting - TCM or an Operating Committee Meeting — OCM of Block BCAM-40, or an official communication amongst the members of the Block BCAM-40 consortium, that discusses the compression station, there is reasonable indication that such final investment decision will not be taken within six (6) months after Closing, in which case the penalty described in 12.02(b) will not apply.

12.02                 Effect of Termination. (a) Termination of this Agreement pursuant to this Article will terminate all obligations of the Parties hereunder except for those covenants and obligations contained in Sections 7.04, 7.05, 10.05(c), 13.01, 13.03, 13.04, 13.06, 13.12 and this Section 12.02; provided, however, that termination pursuant to Section (c) or (d) of Section 12.01 will not relieve the defaulting or breaching Party of any liability to the other Party hereto.

(b)                                 In the event of termination of this Agreement for any reason other than breach thereof by a Party, each Party will bear all expenses incurred by it in connection with this Agreement and the Transaction Documents. In the event of termination of this Agreement by a Party due to the material breach by another Party, the Party committing the breach shall indemnify the other Party as to pre-liquidated damages in the amount of the Reais Equivalent to Ten Million Dollars ($10,000,000).

12.03                 Buyer’s or Seller’s Option. Five (5) Business Days prior to the termination of this Agreement under Section 12.01(c), the Buyer or Seller may, at its sole discretion, extend the 9-month period (for an additional period of no more than three (3) months to be determined by the Buyer or the Seller that exercised the option for the Closing of the Transaction, in which case, if the option is exercised by the Buyer, the Purchase Price shall accrue an interest rate of 4% per annum, as from the relevant extension date and until the Closing Date. In such scenario, the Agreement shall be duly extended, with no termination effects.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.01                 Expenses. Subject to the provisions of Section 12.02(b), each of the Buyer and the Seller will pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the Transaction, including fees and expenses of its own Representatives. Any costs and expenses incurred by or on behalf of the Company shall be for the account of the Seller.

13.02                 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) personally delivered (with written or electronic confirmation of receipt), (b) sent by facsimile, (c) sent via registered or certified mail, postage prepaid, return receipt requested or (d) overnight courier. Notices shall be sent to the appropriate Party at its address or facsimile number given below:

(a)                                 if to Buyer, to

GEOPARK BRASIL EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO E GÁS LTDA.

Florida 981 - 5th Floor

Buenos Aires

Argentina

Attn:                    Mr. Andrés Ocampo

New Business

Tel:                           5411 4312 9400

Fax:                       5411 4315 3827

with a copy to:

Nuestra Señora de los Ángeles 179

Las Condes, Santiago de Chile

Chile

Attn:                    Mr. Pedro Aylwin Chiorrini

General Counsel

Tel:                           562 242 7110

Fax:                       562 242 7110

Email: paylwin@geo-park.com

(b)                                 if to Seller, to

PANORO ENERGY DO BRASIL LTDA.

Praia de Botafogo, 228, Bloco A, sala 801 — Parte

22250-040 Rio de Janeiro RJ Brazil

Attn:                    Mr. Anders Kapstad

Mr. Carl Peter Berg

Officers

Tel:                           +55 21 3078 7475

Fax:                       +55 21 3078 7451

with a copy to:

Souza, Cescon, Barrieu & Flesch — Advogados

Praia de Botafogo, 228, cj. 1101 — Edifício Argentina

22250-040 Rio de Janeiro RJ Brazil

Attn: Mr. Maurício Teixeira dos Santos

Tel: +55 21 2196 9212

Fax: +55 21 2551 5898

(c)                                  if to Guarantors, to:

PANORO ENERGY ASA

P.O. Box 1885 Vika, 0124Oslo Norway

22250-040 Rio de Janeiro RJ Brazil

Attn:                    Mr. Anders Kapstad

CFO

Tel:                           +47 2301 1000

With a copy to:

Wikborg, Rein & Co

Po Box 1513 Vika, 0117 Oslo, Norway

Attn:                    Mr. Dag Erik Rasmussen

Partner

Tel:                           + 47 22 82 75 05

Fax:                       + 47 22 82 75 01

Email: der@wr.no

GHL

Nuestra Señora de los Ángeles 179

Las Condes, Santiago de Chile

Chile

Attn:                    Mr. Pedro Aylwin Chiorrini

General Counsel

Tel:                           562 242 7110

Fax:                       562 242 7110

Email: paylwin@geo-park.com

13.03                 Dispute Resolution. In the event of any dispute, doubt or controversy arising under or in direct or indirect connection with this Agreement (“Dispute”), any Party may send notice to the other Party with the intent to negotiate in good-faith to reach an amicable solution to settle such Dispute within 15 (fifteen) days from the receipt of said notice. If the Parties have not reached an agreement during such period, or if any of the Parties informs the other that is has no interest in keeping amicable negotiations, the Dispute shall be submitted to arbitration, as the sole competent jurisdiction to settle disputes arising from this Agreement (“Arbitration”).

(a)                                 The Arbitration shall be held in the City and State of Rio de Janeiro, and shall be governed and conducted in all its proceedings according to the Rules of the International Chamber of Commerce (“ICC”). The Arbitration shall be based on the laws of the Federative Republic of Brazil, and judgment under equity or based in usages or customs is prohibited.

(b)                                 The Arbitration shall be conducted and the award shall be rendered in English language.

(c)                                  The Tribunal Arbitral shall consist of three (3) members, subject to the following provisions:

(i)                                     The Claimant shall appoint one arbitrator and the Respondent shall appoint another arbitrator. In the event that there is more than one Claimant, they shall jointly and by mutual agreement appoint only one arbitrator; in the event that there is more than one Respondent, they shall jointly and by mutual agreement appoint only one arbitrator. The two appointed arbitrators shall jointly and by mutual agreement choose the third arbitrator, who shall preside over the Arbitral Tribunal;

(ii)                                  Any omission, refusal, dispute, doubt or lack of agreement regarding the appointment or choice of the arbitrators shall be settled by the ICC;

(d)                                 The proceedings established herein are also applicable in case of substitution of any of member of the Arbitral Tribunal. If the Rules of Conciliation and Arbitration of the ICC are silent in respect to any procedural aspect, the Arbitrators shall decide by referring to the following provisions of law, in the following order:

(i)                                     Law nr. 9,307/96; and

(ii)                                  The Brazilian Code of Civil Procedure.

(e)                                  The arbitral award shall meet all requirements of Law nr. 9,307/96 and shall detail and qualify the responsibility of the Party(ies) and determine the fraction of the fees, expenses and costs of Arbitration awarded against each Party. The arbitral award shall be rendered in writing and shall be binding on the Parties, and shall be final, save in the cases excepted by law.

(f)                                   The arbitral award shall be final and binding, and shall not be subject to judicial homologation or appeal of any kind, except for (i) the requests for corrections and clarifications to the Arbitral Tribunal provided for by article 30 of Law No. 9,307/96 and (ii) the annulment action provided for by article 32 of Law No. 9,307/96.

(g)                                  The Arbitration, as well as the documents and information referred to Arbitration, shall be subject to the secrecy and confidentiality obligation under this Agreement.

(h)                                 The commencement of the Arbitration proceeding shall not suspend the performance of any obligation under this Agreement, except the one that is the subject matter of the dispute submitted to Arbitration.

(i)                                     Notwithstanding this Section, each Party reserves the right to go to court to (a) ensure the commencement of the Arbitration, (ii) obtain injunction to protect rights before the commencement of the Arbitration, provided the merit of the dispute shall be resolved by Arbitration, and any procedure in this sense shall not be deemed as a waiver of Arbitration as the sole mean for settlement of conflict elected by the Parties, and (iii) the annulment action provided for by article 32 of Law No. 9,307/96. If the Parties decide to go to court as provided hereunder, the Parties elect the courts of the Judicial District of the City of Rio de Janeiro, State of Rio de Janeiro, as courts with jurisdiction, with waiver of any other court, however privileged it may be.

13.04                 Governing Law. This Agreement and any dispute, controversy, proceedings or claim arising out of or in connection with it or its formation or subject matter (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of the Federative Republic of Brazil.

13.05                 Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (a) no Claim or right arising out of this Agreement or the other Transaction Documents can be discharged by one Party, in whole or in part, by a waiver or renunciation of the Claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or noncompliance; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

13.06                 Entire Agreement and Modification. This Agreement and the other Transaction Documents constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter contained herein and therein and supersede all prior agreements between the Parties, including, without limitation, the Letter of Intent and the Confidentiality Agreement. Notwithstanding the foregoing, in the event that this Agreement is terminated prior to Closing, the Confidentiality Agreement shall remain legally valid and binding upon the Parties and shall not be superseded by this Agreement.

13.07                 No Oral Modification. This Agreement may not be amended except by a written agreement executed by each of the Parties. Any attempted amendment in violation of this Section will be void ab initio.

13.08                 Assignments, Successors, and No Third-Party Beneficiaries. No Party may assign any of its rights under this Agreement or any other Transaction Document without the prior written consent of the other Party to this Agreement; provided, however, that the Buyer may assign its rights under this Agreement to an Affiliate of the Buyer without the prior written consent of the Seller, as long as the relevant Affiliate assumes all obligations attributed to the Buyer hereunder; and that the Seller may assign its rights and obligations hereunder to PANORO ASA or any of its Affiliates, and provided further, however, that no assignment will limit or affect the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement and the other Transaction Documents will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

13.09                 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10                 Captions. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles and sections are to articles and sections of this Agreement, all references herein to schedules are to schedules to this Agreement and all references herein to exhibits are to exhibits to this Agreement and the schedules and exhibits form part of this Agreement.

13.11                 Exhibits and Schedules. All other Transaction Documents are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the Transaction Documents but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

13.12                 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies will be cumulative. The Parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. The Parties further agree that any requirement under any Law to post security as a prerequisite to obtaining equitable relief is hereby waived.

13.13                 Interpretation. For the purposes of this Agreement, (i) references to a block or the name of any block are to such blocks as defined in the relevant Participation Agreement, (ii) words in the singular will be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (iii) the terms “hereof”, “herein”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) the word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified, (v) the word “or” will not be exclusive, (vi) the term “contract” will mean any agreement, understanding, contract, commitment, obligation, promise or understanding (whether written or oral and whether express or implied), (vii) the phrase “made available” will mean that the information referred to has been made available if requested by the Party to whom such information is to be made available, (viii) any reference to any Law referred to in this Agreement will be deemed to include any successor Law and the rules and regulations issued pursuant to such Law or successor Law and any amendments or supplements to such Law or successor Law, (xix) any accounting term used in this Agreement will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with the Accounting Principles, and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with the Accounting Principles and (x) a “breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any other Transaction Document will be deemed to have occurred if there is or has been (1) any inaccuracy in or breach of or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (2) any claim by any Person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision; and the term “breach” means any such inaccuracy, failure, claim, occurrence or circumstance. The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of separate legal counsel of their choice and this Agreement will not be construed for or against any Party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective Parties.

13.14                 Interest on Late Payment. Where a sum is required to be paid under this Agreement but is not paid on the date the Parties agreed, the Party due to pay the sum shall be subject to a fine of 2% (two percent) and a penalty interest at a rate of 1% per month on the amount in arrears, accrued on a daily basis.

13.15                 Currency Conversion. Where it is necessary to determine whether a monetary limit or threshold set out in this Agreement has been reached or exceeded (as the case may be) and the value is initially expressed in Dollars, the value of such monetary amount shall be translated into Dollars at the Exchange Rate at the Exchange Rate Calculation Date.

13.16                 Parent Guarantee. (a) PANORO ASA herein ensures Buyer, and GHL herein ensures the Seller (for the purposes of this Section and each of Buyer and Seller are a “Guaranteed”), unconditionally, as main obligors (and not merely as a surety), the due and timely compliance of all obligations of each of Buyer and Seller, as applicable, under the Transaction Documents. If the Guaranteed does not fulfill, in any respect, its obligations in the Transaction Documents or breach, somehow, the provisions contained in those, the Guarantor commits itself, upon notification, in writing, to achieve any measure necessary for the faithful compliance with the relevant obligations, assuming the responsibility for any losses, Damages, Claims, costs and expenses resulting from the failure in the operations carried out by the Guaranteed or by the breach of the Transaction Documents by the Guaranteed.

(b)                                   Each Guarantor hereby individually represents and warrants, to the Buyer and Seller, as applicable, that:

(i)                                     it is the ultimate parent company of the respective Guaranteed;

(ii)                                  it is incorporated in accordance with the Laws of its jurisdiction;

(iii)                               it has the appropriate financial capacity to fully and timely perform all obligations assumed hereunder;

(iv)                              it has all the shareholding powers and legal representation to sign, submit and fulfill its obligations as Guarantor;

(v)                                 this Guarantee represents the legal obligations validly assumed by the Guarantor and performed against it in accordance with its terms;

(vi)                              Governmental Approvals for the fulfillment, presentation and compliance of this Guarantee are not necessary, except those that have already been obtained and are now in force; and

(vii)                           the fulfillment, presentation and compliance with this Guarantee by the Guarantor does not breach any device of existing Law or regulation to which it is subject, as well as any provision of corporate documents of the Guarantor or of any agreements or contracts it is part of.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as a deed by the Parties on the date first written above.

[Signature page follows.]

Signature Page 1/4 of the Quota Purchase Agreement entered into by and between Panoro Energy do Brasil Ltda., as the Seller, and Geopark Brasil Exploração e Produção de Petróleo e Gás Ltda., as the Buyer, and, as Guarantors, Panoro Energy ASA and Geopark Holdings Ltd. on May 14, 2013

Seller:

/s/ Anders Kapstad

PANORO ENERGY DO BRASIL LTDA.

Signature Page 2/4 of the Quota Purchase Agreement entered into by and between Panoro Energy do Brasil Ltda., as the Seller, and Geopark Brasil Exploração e Produção de Petróleo e Gás Ltda., as the Buyer, and, as Guarantors, Panoro Energy ASA and Geopark Holdings Ltd. on May 14, 2013

Buyer:

/s/ Dimas Ferreira Da Silva Coelho

GEOPARK BRASIL EXPLORAÇÃO E
PRODUÇÃO DE PETRÓLEO E GÁS LTDA.

Signature Page 3/4 of the Quota Purchase Agreement entered into by and between Panoro Energy do Brasil Ltda., as the Seller, and Geopark Brasil Exploração e Produção de Petróleo e Gás Ltda., as the Buyer, and, as Guarantors, Panoro Energy ASA and Geopark Holdings Ltd. on May 14, 2013

Seller’s Guarantor:

/s/ Anders Kapstad

PANORO ENERGY ASA

Signature Page 4/4 of the Quota Purchase Agreement entered into by and between Panoro Energy do Brasil Ltda., as the Seller, and Geopark Brasil Exploração e Produção de Petróleo e Gás Ltda., as the Buyer, and, as Guarantors, Panoro Energy ASA and Geopark Holdings Ltd. on May 14, 2013

Buyer’s Guarantor:

/s/ James F. Park

GEOPARK HOLDINGS LTD.